As filed with the Securities and Exchange Commission on December 14, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NEOVASC INC.

(Exact name of Registrant as specified in its charter)

Canada	3841	Not Applicable
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

Suite 5138–13562 Maycrest Way

Richmond, British Columbia, Canada V6V 2J7

(604) 270-4344

(Address and telephone number of Registrant's principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(302) 658-7581

(Name, address and telephone number of agent for service in the United States)

Copies to:

Ryan J. Dzierniejko, Esq. Michael J. Hong, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street Toronto, Ontario M5K 1J5 (416) 777-4700	Joseph A. Garcia, Esq. Kyle Misewich, Esq. Blake, Cassels & Graydon LLP 595 Burrard Street Vancouver, British Columbia V7X 1L3 (604) 631-3300

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on (date) at (time).

2.	☐	pursuant to Rule 467(b) on (date) at (time) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	☑	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common Shares
Preferred Shares
Debt Securities
Subscription Receipts
Units
Warrants
Total	US$125,000,000	US$125,000,000	US$13,637.50(3)(4)

(1)	There are being registered under this Registration Statement such indeterminate number of (i) common shares, (ii) preferred shares, (iii) debt securities, (iv) subscription receipts, (v) units and/or (vi) warrants that shall have an aggregate initial offering price not to exceed US$125,000,000. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the "Securities Act").

(3)	Calculated in accordance with Rule 457(o) of the Securities Act.

(4)

Pursuant to Rule 457(p) under the Securities Act, registration fees of $12,187.33 relating to $93,893,189.98 in unsold securities that were previously registered under the Registrant’s Registration Statement on Form F-3 (File No. 333-245385), filed on August 13, 2020, are being offset against the registration fee of $13,637.50 and the offering of such unsold securities pursuant to such previously filed Registration Statement has been terminated.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Amendment No. 1 dated December 14, 2020 to Short Form Base Shelf Prospectus dated August 12, 2020

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

December 14, 2020

U.S.$125,000,000

Common Shares

Preferred Shares

Debt Securities

Subscription Receipts

Units

Warrants

The short form base shelf prospectus dated August 12, 2020 (the “Prospectus”) of Neovasc Inc. (“Neovasc” or the “Company”) is hereby amended by this amendment to increase the aggregate amount of securities that may be offered from time to time under the Prospectus from US$100,000,000 to US$125,000,000 and to qualify the Prospectus for distribution in the United States under a multijurisdictional disclosure system adopted by the United States and Canada. As of the date of this amendment, the Company has distributed Units with an aggregate principal amount of US$6,106,810.02 under the Prospectus. Capitalized terms used but not otherwise defined in this amendment have the meanings ascribed thereto in the Prospectus.

Specifically, the Prospectus is amended by deleting all references to “US$100,000,000” contained on the face page of the Prospectus and substituting “US$125,000,000” therefor. The first paragraph of the text on the face page of the Prospectus, as so amended, is deleted and replaced with the following:

“This prospectus relates to the offering for sale from time to time, during the 25 month period that this prospectus, including any amendments hereto, remains effective, of the securities of Neovasc Inc. listed above in one or more series or issuances, with a total offering price of such securities, in the aggregate, of up to U.S.$125,000,000. The securities may be offered by us or by our security holders. The securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement.”

The Prospectus is further amended by deleting the fifth paragraph contained on the face page of the Prospectus, and replaced with the following:

“The offering of securities hereunder is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system (“MJDS”) adopted by the United States and Canada, to prepare the Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements included or incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.

Owning our securities may subject you to tax consequences both in Canada and the United States. Such tax consequences are not fully described in this prospectus and may not be fully described in any applicable prospectus supplement. You should read the tax discussion in any prospectus supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.”

The Prospectus is further amended by deleting the seventh paragraph under the heading “About This Prospectus” on page 3, so that such paragraph, as so amended, reads as follows:

“This prospectus is part of a registration statement on Form F-10 (the “U.S. Registration Statement”) relating to the securities that the Company has or will file with the SEC. Under the U.S. Registration Statement, the Company may, from time to time, sell securities described in this prospectus in one or more offerings up to an aggregate offering amount of US$125,000,000. This prospectus, which constitutes part of the U.S. Registration Statement, provides you with a general description of the securities that the Company may offer. Each time the Company sells securities under the U.S. Registration Statement, it will provide a prospectus supplement that will contain specific information about the terms of that offering of securities. A prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Documents Incorporated by Reference”. This prospectus does not contain all of the information set forth in the U.S. Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, or the schedules or exhibits that are part of the U.S. Registration Statement. Investors in the United States should refer to the U.S. Registration Statement and the exhibits thereto for further information with respect to Neovasc and the securities.”

The Prospectus is further amended by deleting the first paragraph under the heading “Where You Can Find More Information” on page 48, and replaced with the following:

“We are required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also file reports with, and furnish other information to, the SEC. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies. In addition, we are not required to publish financial statements as promptly as U.S. companies. However, we file with the SEC an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information.”

The Prospectus is further amended by adding the following section immediately preceding the section titled “Exchange Rate Information” on page 9:

“DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference” as well as the management information circular of the Company dated July 28, 2020, prepared in connection with the annual general meeting of shareholders of the Company held on September 3, 2020, the unaudited condensed interim consolidated financial statements of the Company as at September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019, together with the notes thereto, the management's discussion and analysis of financial condition and results of operations of the Company for the three and nine months ended September 30, 2020 and the material change report dated August 13, 2020; (ii) powers of attorney from our directors and officers; (iii) the consent of Grant Thornton LLP; and (iv) the form of indenture relating to the debt securities that may be issued under this prospectus.”

The Prospectus is further amended by adding the following paragraph immediately succeeding the first paragraph under the heading “Enforceability of Civil Liabilities” on page 48:

“We filed with the SEC, concurrently with our registration statement on Form F 10 of which this prospectus is a part, an appointment of agent for service of process on Form F X. Under the Form F X, we appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of securities under this prospectus.”

The Prospectus must be read together with this amendment, any documents incorporated or deemed to be incorporated by reference therein from time to time and any supplements relating to an offering of securities thereunder. The statements contained in the Prospectus or in a document incorporated or deemed to be incorporated by reference therein on or subsequent to August 12, 2020 are modified or superseded for the purposes of this amendment to the extent that a statement contained in any subsequently filed document, which also is or is deemed to be incorporated by reference therein, modifies or supersedes that statement.

Investment in the securities being offered is highly speculative and involves significant risks that you should consider before purchasing such securities. You should carefully review the risks outlined in this prospectus (including any prospectus supplement) and in the documents incorporated by reference as well as the information under the heading “Forward-Looking Statements” and consider such risks and information in connection with an investment in the securities. See “Risk Factors”.

The offering of securities hereunder is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system (“MJDS”) adopted by the United States and Canada, to prepare the Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements included or incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.

Owning our securities may subject you to tax consequences both in Canada and the United States. Such tax consequences are not fully described in this prospectus and may not be fully described in any applicable prospectus supplement. You should read the tax discussion in any prospectus supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are incorporated under the federal laws of Canada, most of our officers and directors and the experts named in this prospectus are Canadian residents, and a substantial portion of our assets and the assets of those officers, directors and experts are located outside of the United States.

Neither the SEC, nor any state securities regulator has approved or disapproved the securities offered hereby or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company continued under the CBCA. Most of our directors and officers, and the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets may be, and a substantial portion of the Company’s assets are, located outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes.

We have also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.

We filed with the SEC, concurrently with our registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F X. Under the Form F X, we appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of securities under this prospectus.”

SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	August 12, 2020

U.S.$100,000,000
Common Shares
Preferred Shares
Debt Securities
Subscription Receipts
Units
Warrants

This prospectus relates to the offering for sale from time to time, during the 25-month period that this prospectus, including any amendments hereto, remains effective, of the securities of Neovasc Inc. (“Neovasc” or the “Company”) listed above in one or more series or issuances, with a total offering price of such securities, in the aggregate, of up to U.S.$100,000,000. The securities may be offered by us or by our security-holders. The securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement.

Our common shares in the capital of the Company (“Common Shares”) are listed on the Toronto Stock Exchange (“TSX”) and on the Nasdaq Capital Market (“Nasdaq”), under the symbol “NVCN”. On August 11, 2020, the last trading day before the date hereof, the closing price per share of our Common Shares was C$3.05 on the TSX and U.S.$ $2.29 on the Nasdaq. Unless otherwise specified in an applicable prospectus supplement, our preferred shares, debt securities, subscription receipts, units and warrants will not be listed on any securities or stock exchange or on any automated dealer quotation system. There is currently no market through which our securities, other than our Common Shares, may be sold and purchasers may not be able to resell such securities purchased under this prospectus. This may affect the pricing of our securities, other than our Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. See “Risk Factors”.

All information permitted under securities legislation to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the securities to which the prospectus supplement pertains. You should read this prospectus and any applicable prospectus supplement carefully before you invest in any securities issued pursuant to this prospectus. Our securities may be sold pursuant to this prospectus through underwriters or dealers or directly or through agents designated from time to time at amounts and prices and other terms determined by us or any selling security-holders. In connection with any underwritten offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered. Such transactions, if commenced, may discontinue at any time. See “Plan of Distribution”. A prospectus supplement will set out the names of any underwriters, dealers, agents or selling security-holders involved in the sale of our securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for such securities, including the net proceeds we expect to receive from the sale of such securities, if any, the amounts and prices at which such securities are sold and the compensation of such underwriters, dealers or agents.

Investment in the securities being offered is highly speculative and involves significant risks that you should consider before purchasing such securities. You should carefully review the risks outlined in this prospectus (including any prospectus supplement) and in the documents incorporated by reference as well as the information under the heading “Forward-Looking Statements” and consider such risks and information in connection with an investment in the securities. See “Risk Factors”.

Owning our securities may subject you to tax consequences. Such tax consequences are not fully described in this prospectus and may not be fully described in any applicable prospectus supplement. You should read the tax discussion in any prospectus supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are incorporated under the federal laws of Canada, most of our officers and directors and the experts named in this prospectus are Canadian residents, and a substantial portion of our assets and the assets of those officers, directors and experts are located outside of the United States.

Neither the SEC, nor any state securities regulator has approved or disapproved the securities offered hereby or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

Our head office is located at Suite 5138 – 13562 Maycrest Way, Richmond, British Columbia, V6V 2J7 and our registered office is located at Suite 2600 – 595 Burrard Street, Vancouver, British Columbia, V7X 1L3, Canada.

Certain of the Company’s directors reside outside of Canada and have appointed an agent for service of process in Canada. See “Agent for Service of Process”.

Investors should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. The Company has not authorized anyone to provide investors with different information. Information contained on the Company’s website shall not be deemed to be a part of this prospectus (including any applicable prospectus supplement) or incorporated by reference and should not be relied upon by prospective investors for the purpose of determining whether to invest in the securities. The Company will not make an offer of these securities in any jurisdiction where the offer or sale is not permitted. Investors should not assume that the information contained in this prospectus is accurate as of any date other than the date on the face page of this prospectus or any applicable prospectus supplement.

i

GLOSSARY

This glossary contains general terms used in the discussion of the cardiovascular medical device industry, as well as specific technical terms used in the descriptions of the Company’s technology and business.

Angioplasty: a procedure for the elimination of areas of narrowing in blood vessels.

Aortic: of or pertaining to the aorta or aortic heart valve.

Artery: blood vessel that carries oxygenated blood from the heart to the body’s organs.

Balloon catheter: hollow tube with a tiny balloon on its tip, used for gaining access to the arteries; once the catheter is in position, the balloon is inflated in order to push open a section of artery that is obstructed (see Angioplasty).

Biocompatible: materials that can be implanted or used in a patient without the body reacting adversely to the material.

Bovine: of or derived from or pertaining to a cow.

Cardiac reconstruction: procedure to repair damaged portions of the heart in order to improve its function.

Cardiovascular: system encompassing the heart, veins and arteries.

Cardiovascular disease: disease that restricts blood flow within the arteries, generally due to a build-up of Plaque; may refer to coronary or peripheral arteries, or both.

Catheter: hollow tube used for gaining access to the arteries, either to deliver medications or devices, or to withdraw fluids or samples from the body.

CCS: the Canadian Cardiovascular Society.

CE Mark: designation used to signify regulatory approval for the sale of a product in the European Union.

Coronary Artery: artery that supplies oxygen-rich blood to the heart muscle.

Coronary Artery Disease: disease that affects the Coronary Arteries (the arteries that provide oxygenated blood to the heart muscle); also called cardiovascular disease. (See Cardiovascular disease).

COSIRA: the Company’s Coronary Sinus Reducer for Treatment of Refractory Angina clinical trial - a multi-center, double blinded sham controlled study intended to assess the safety and efficacy of the Reducer in a rigorous, controlled manner.

COSIRA-II: the Company’s Coronary Sinus Reducer for Treatment of Refractory Angina clinical trial — a multicenter, randomized, double-blinded, sham-controlled clinical trial of approximately 380 participants at up to 35 investigational centers in North America who will be randomized and followed through 5 years.

FDA: U.S. Food and Drug Administration; governing body that regulates approval for the sale of medical devices in the United States.

French: The French size is a measure of the external diameter of a catheter, a catheter of 1 French has a diameter of ⅓ mm.

IDE: an investigational device exemption, which allows the investigational device to be used in a U.S. clinical study in order to collect safety and effectiveness data required to support a Premarket Approval (PMA) application or a Premarket Notification 510(k) submission to the FDA. All clinical evaluations of investigational devices in the United States, unless exempt, must have an approved IDE before the study is initiated.

Interventional Cardiology: practice of treating Coronary Artery Disease intravascularly; that is, through the arterial system using minimally invasive techniques, rather than with open-heart surgery.

Mitral: of or pertaining to the mitral heart valve.

Mitral Regurgitation: inadequate function of the mitral valve allowing blood to leak back through the closed valve. This is a severe and debilitating medical condition.

Pericardium: sac in the chest cavity that contains the heart; pericardial tissue is the soft tissue that forms the sac.

PeripatchTM: tissue material made from bovine or Porcine pericardium; used to repair damaged/diseased vessels or organs by working as an internal bandage or as a component in the manufacture of heart valves.

Plaque: deposit of fats, cholesterol and other substances on artery walls that eventually causes arteries to become narrowed, restricting proper blood flow.

Porcine: of or derived from or pertaining to a swine or pig.

Reducer: the Neovasc Reducer™, Neovasc’s proprietary technology for the treatment of refractory angina.

Tiara: the Tiara™, Neovasc’s proprietary transcatheter mitral valve system in development for the transcatheter treatment of mitral valve disease.

TIARA-I: the Company’s multinational, multicenter early feasibility study being conducted to assess the safety and performance of the Tiara in high risk surgical contexts.

TIARA-II: the Company’s multinational, multicenter study evaluating the Tiara’s safety and performance. It is expected that data from this study will be used to file for CE Mark approval.

Transcatheter: implanted or completed via a catheter or small tube instead of surgically.

Transcatheter heart valves: specialized artificial heart valves which are implanted via a catheter rather than a traditional surgical approach.

Vein: blood vessel that carries de-oxygenated blood from the body organs to the heart.

Vessel: artery, vein or duct that carries blood through the body.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy the securities offered pursuant to this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or of any sale of our securities pursuant thereto. Our business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this prospectus or any applicable prospectus supplement and the documents incorporated by reference in this prospectus or any applicable prospectus supplement were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified such information, and we do not make any representation as to the accuracy of such information.

In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to “U.S.$” or “$” are to U.S. dollars and references to “C$” are to Canadian dollars. This prospectus and the documents incorporated by reference contain translations of some Canadian dollar amounts into U.S. dollars solely for your convenience. See “Exchange Rate Information”.

On September 18, 2018, the Company effected a share consolidation (reverse stock split) of its issued and outstanding Common Shares on the basis of one post-consolidation Common Share for every one hundred pre-consolidation Common Shares. On June 25, 2019, the Company effected a further share consolidation (reverse stock split) of its issued and outstanding Common Shares on the basis of one post-consolidation Common Share for every ten pre-consolidation Common Shares. All references in this prospectus to Common Shares, options and exercise or purchase prices have been retroactively adjusted to reflect the share consolidations.

In this prospectus and in any prospectus supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Neovasc” or the “Company”, refer to Neovasc Inc., either alone or together with our subsidiaries.

The names Neovasc Reducer™ and Tiara™ are our trademarks. Other trademarks, product names and company names appearing in this prospectus and any prospectus supplement and documents incorporated by reference in this prospectus and any prospectus supplement are the property of their respective owners.

Under this prospectus we may offer and issue from time to time any combination of the securities described in this prospectus in one or more offerings up to an aggregate initial offering price of US$100,000,000.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of applicable Canadian securities legislation and the U.S. Private Securities Litigation Reform Act of 1995 that may not be based on historical fact, including, without limitation, statements containing the words “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions. Forward- looking statements are necessarily based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as the factors we believe are appropriate. Forward-looking statements in this prospectus and the documents incorporated by reference herein and therein include, but are not limited to, statements relating to:

•	our ability to continue as a going concern;

•	our need for significant additional financing and our estimates regarding our capital requirements and future revenues, expenses and profitability;

•	our intended use of the net proceeds from the August 2020 offering (the “August Offering”) of units comprised of one Common Share and three-quarters of one common share purchase warrants (the “August Units”);

•	our intended use of the net proceeds from the June 2020 offering (the “June Offering”) of units comprised of one Common Share and three-quarters of one common share purchase warrants (the “June Units”);

•	our intended use of the net proceeds from the May 2020 private placement offering (the “May Offering”) of the secured convertible notes (the “2020 Notes”) and common share purchase warrants (the “May 2020 Warrants”);

•	our estimates regarding our fully diluted share capital and future dilution to shareholders;

•	our intention to remediate our material weakness in internal control over financial reporting (“ICFR”) as of December 31, 2019, 2018 and 2017;

•	our intention to expand the indications for which we may market the Tiara (which does not have regulatory approval and is not commercialized) and the Reducer (which has CE Mark approval for sale in the European Union);

•	clinical development of our products, including the results of current and future clinical trials and studies;

•	our intention to apply for CE Mark approval for the Tiara in approximately 2020 and look for potentially faster pathways to such approval;

•	the anticipated timing of additional implantations in the TIARA-II trial and our intention to initiate additional investigational sites in 2020 as required approvals are obtained;

•	our plans to develop and commercialize products, including the Tiara, and the timing and cost of these development programs;

•	our plans to develop and commercialize the Tiara transfemoral trans-septal system, including our ability to improve current prototypes;

•	our ability to grow revenues from the Reducer in a timely manner;

•	whether we will receive, and the timing and costs of obtaining, regulatory approvals;

•	our efforts to obtain approval for entrance into the U.S. market for the Reducer, including our discussions with the FDA and potential pathways to the U.S. market;

•	the cost of post-market regulation if we receive necessary regulatory approvals;

•	our ability to enroll patients in our clinical trials, studies and compassionate use cases in Canada, the United States, Europe, Israel and other markets;

•	our ability to advance and complete the COSIRA-II IDE pivotal clinical trial;

•	our belief that the totality of clinical evidence from the COSIRA study, REDUCER-I European Post-Market study and studies published in peer-reviewed journals, will provide reasonable assurance of safety and effectiveness to support a full Premarket Approval application (“PMA”);

•	our belief that the full PMA application pathway brings the best chance of success within reasonable cost and time constraints for Tiara;

•	our belief that the TIARA-I Early Feasibility study demonstrates the safety of the Neovasc transcatheter mitral valve replacement system;

•	our belief that the clinical evidence already available will be sufficient to support the availability of Tiara for the treatment of patients in Europe;

•	our intention to continue directing a significant portion of our resources into sales expansion;

•	our ability to get our products approved for use;

•	the benefits and risks of our products as compared to others;

•	our ability to find strategic alliances for adoption of the Reducer, including potential alliances in order to broaden and deepen therapy penetration and potentially advance the COSIRA-II study;

•	our plans to increase Reducer implants in Europe in 2020;

•	our expectation that in 2020 more German clinics will negotiate and finalize reimbursement negotiations with German insurance companies relating to the Reducer;

•	our estimates of the size of the potential markets for our products including the anticipated market opportunities for the Reducer and the Tiara;

•	our potential relationships with distributors and collaborators with acceptable development, regulatory and commercialization expertise and the benefits to be derived from such collaborative efforts;

•	sources of revenues and anticipated revenues, including contributions from distributors and other third parties, product sales, license agreements and other collaborative efforts for the development and commercialization of products;

•	our ability to meet our financial and organizational restructuring goals to establish a lean and accountable organization with stable capitalization;

•	our ability to meet our cash expenditure covenants;

•	our creation of an effective direct sales and marketing infrastructure for approved products we elect to market and sell directly;

•	the rate and degree of market acceptance of our products;

•	the timing and amount of reimbursement for our products;

•	the composition and compensation of our management team and board of directors;

•	the impact of foreign currency exchange rates; and

•	the composition and compensation of our board of directors and senior management team in the future.

Forward-looking statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies, many of which, with respect to future events, are subject to change. As of the date of this prospectus supplement, the extent to which the COVID-19 pandemic may materially impact the Company’s financial condition, liquidity, or results of operations is uncertain. The material factors and assumptions used by us to develop such forward-looking statements include, but are not limited to:

•	our ability to continue as a going concern;

•	our regulatory and clinical strategies will continue to be successful;

•	our current positive interactions with regulatory agencies will continue;

•	recruitment to clinical trials and studies will continue;

•	the time required to enroll, analyze and report the results of our clinical studies will be consistent with projected timelines;

•	current and future clinical trials and studies will generate the supporting clinical data necessary to achieve approval of marketing authorization applications;

•	the regulatory requirements for approval of marketing authorization applications will be maintained;

•	our current good relationships with our suppliers and service providers will be maintained;

•	our estimates of market size and reports reviewed by us are accurate;

•	our efforts to develop markets and generate revenue from the Reducer will be successful;

•	genericisation of markets for the Tiara and the Reducer will develop;

•	capital will be available on terms that are favorable to us; and

•	our ability to retain and attract key personnel, including members of our board of directors and senior management team.

By their very nature, forward-looking statements or information involve known and unknown risks, uncertainties and other factors that may cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed or implied by such forward- looking statements or information. In evaluating these statements, prospective purchasers should specifically consider various factors, including the risks outlined herein and in documents incorporated by reference herein and therein, under the heading “Risk Factors”. Some of these risks and assumptions include, among others:

•	the substantial doubt about our ability to continue as a going concern;

•	risks relating to our need for significant additional future capital and our ability to raise additional funding;

•	risks relating to the sale of a significant number of Common Shares;

•	risks relating to the possibility that our Common Shares may be delisted from the Nasdaq or the TSX, which could affect their market price and liquidity;

•	risks related to the recent coronavirus outbreak or other health epidemics, which could significantly impact our operations, sales or ability to raise capital;

•	risks relating to the Company’s conclusion that it did not have effective ICFR as of December 31, 2019, 2018 and 2017;

•	risks relating to our Common Share price being volatile;

•	risks relating to the influence of significant shareholders of the Company over our business operations and share price;

•	risks relating to our significant indebtedness, and its effect on our financial condition;

•	risks relating to lawsuits that we are subject to, which could divert our resources and result in the payment of significant damages and other remedies;

•	risks relating to claims by third parties alleging infringement of their intellectual property rights;

•	our ability to establish, maintain and defend intellectual property rights in our products;

•	risks relating to results from clinical trials of our products, which may be unfavorable or perceived as unfavorable;

•	our history of losses and significant accumulated deficit;

•	risks associated with product liability claims, insurance and recalls;

•	risks relating to use of our products in unapproved circumstances, which could expose us to liabilities;

•	risks relating to competition in the medical device industry, including the risk that one or more competitors may develop more effective or more affordable products;

•	risks relating to our ability to achieve or maintain expected levels of market acceptance for our products, as well as our ability to successfully build our in-house sales capabilities or secure third-party marketing or distribution partners;

•	our ability to convince public payors and hospitals to include our products on their approved products lists;

•	risks relating to new legislation, new regulatory requirements and the efforts of governmental and third-party payors to contain or reduce the costs of healthcare;

•	risks relating to increased regulation, enforcement and inspections of participants in the medical device industry, including frequent government investigations into marketing and other business practices;

•	risks associated with the extensive regulation of our products and trials by governmental authorities, as well as the cost and time delays associated therewith;

•	risks associated with post-market regulation of our products;

•	health and safety risks associated with our products and our industry;

•	risks associated with our manufacturing operations, including the regulation of our manufacturing processes by governmental authorities and the availability of two critical components of the Reducer;

•	risk of animal disease associated with the use of our products;

•	risks relating to the manufacturing capacity of third-party manufacturers for our products, including risks of supply interruptions impacting the Company’s ability to manufacture its own products;

•	risks relating to our dependence on limited products for substantially all of our current revenues;

•	risks relating to our exposure to adverse movements in foreign currency exchange rates;

•	risks relating to the possibility that we could lose our foreign private issuer status under U.S. federal securities laws;

•	risks relating to the possibility that we could be treated as a “passive foreign investment company” (“PFIC”);

•	risks relating to breaches of anti-bribery laws by our employees or agents;

•	risks associated with future changes in financial accounting standards and new accounting pronouncements;

•	risks relating to our dependence upon key personnel to achieve our business objectives;

•	our ability to maintain strong relationships with physicians;

•	risks relating to the sufficiency of our management systems and resources in periods of significant growth;

•	risks associated with consolidation in the health care industry, including the downward pressure on product pricing and the growing need to be selected by larger customers in order to make sales to their members or participants;

•	risks relating to our ability to successfully identify and complete corporate transactions on favorable terms or achieve anticipated synergies relating to any acquisitions or alliances;

•	risks relating to conflicts of interests among the Company’s officers and directors as a result of their involvement with other issuers;

•	risks relating to future issuances of equity securities by us, or sales of Common Shares or conversions of convertible notes by our existing security holders, causing the price of our securities to fall;

•	risks relating to there being no market through which our securities, other than the Common Shares, may be sold;

•	risks associated with the inability to enforce actions against us, certain of our directors and officers, or the experts named in this prospectus under U.S. federal securities laws;

•	risks relating to the broad discretion in our use of proceeds from an offering of our securities;

•	risks relating to our intention to not pay dividends in the foreseeable future; and

•	anti-takeover provisions in our constating documents which could discourage a third party from making a takeover bid beneficial to our shareholders.

Should one or more of these risks or uncertainties or a risk that is not currently known to the Company materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those expressed or implied herein. These forward-looking statements are made as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, as of the date of such documents, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Investors are cautioned that forward- looking statements are not guarantees of future performance and investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

The Company advises you that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to the Company or persons acting on its behalf.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference in this prospectus and not delivered with this prospectus may be obtained on request without charge from the Company Secretary of Neovasc Inc. at Suite 5138 – 13562 Maycrest Way, Richmond, British Columbia, V6V 2J7, Canada, telephone: (604) 270-4344 or by accessing the disclosure documents through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, at www.sedar.com. Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System, or EDGAR, at www.sec.gov.

The following documents, filed with the securities commissions or similar regulatory authorities in certain provinces of Canada and filed with, or furnished to, the SEC are specifically incorporated by reference into, and form an integral part of, this prospectus:

•	the annual report of the Company on Form 20-F for the fiscal year ended December 31, 2019, dated March 30, 2020 (the “Form 20-F”);

•	the audited annual consolidated financial statements of the Company for the fiscal years ended December 31, 2019, 2018 and 2017 together with the notes thereto and the auditor’s report thereon;

•	the management’s discussion and analysis of financial condition and results of operations of the Company for the fiscal years ended December 31, 2019, 2018 and 2017;

•	the unaudited condensed interim consolidated financial statements of the Company for the three and six months ended June 30, 2020 and 2019;

•	the management’s discussion and analysis of financial condition and results of operations of the Company for the three and six months ended June 30, 2020 and 2019;

•	the management information circular dated July 28, 2020, distributed in connection with the Company’s annual general meeting of shareholders held on September 3, 2020;

•	the material change report dated January 6, 2020, announcing the closing of the previously announced January 2020 registered direct offering of series A and series B units (the “January 2020 Financing”);

•	the material change report dated June 5, 2020, announcing the May Offering, the warrant exchange transaction, repayment of the secured convertible notes of the Company issued in November 2017 (the “2017 Notes”) and a settlement agreement between the Company and a certain investor pursuant to which the Company issued common share purchase warrants (the “Settlement Warrants”); and

•	the material change report dated June 15, 2020, announcing the closing of the previously announced June Offering.

•	the material change report fated August 12, 2020, announcing the closing of the previously announced August Offering.

Any documents of the type described in Section 11.1 of Form 44-101F1 Short Form Prospectuses filed by the Company with a securities commission or similar authority in any province of Canada subsequent to the date of this short form prospectus and prior to the expiry of this prospectus, or the completion of the issuance of securities pursuant hereto, will be deemed to be incorporated by reference into this prospectus.

Any template version of any “marketing materials” (as such term is defined in NI 44-101) filed after the date of a prospectus supplement and before the termination of the distribution of the securities offered pursuant to such prospectus supplement (together with this prospectus) is deemed to be incorporated by reference in such prospectus supplement.

A prospectus supplement containing the specific terms of any offering of our securities will be delivered to purchasers of our securities together with this prospectus and will be deemed to be incorporated by reference in this prospectus as of the date of the prospectus supplement and only for the purposes of the offering of our securities to which that prospectus supplement pertains.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon filing a new annual information form, or a new annual report on Form 20-F, as applicable, and the related annual consolidated financial statements and management’s discussion and analysis with applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form or annual report on Form 20-F, as applicable, annual consolidated financial statements and management’s discussion and analysis and all interim consolidated financial statements and the related management’s discussion and analysis, supplemental information, material change reports and information circulars filed prior to the commencement of the Company’s financial year in which the new annual information form or annual report on Form 20-F is filed will be deemed no longer to be incorporated herein for purposes of future offers and sales of our securities under this prospectus. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis and material change report being filed by the Company with the applicable securities regulatory authorities during the duration of this prospectus, all interim consolidated financial statements and the accompanying management’s discussion and analysis and material change report filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated herein or therein for purposes of future offers and sales of securities under this prospectus.

References to our website in any documents that are incorporated by reference into this prospectus do not incorporate by reference the information on such website into this prospectus, and we disclaim any such incorporation by reference.

EXCHANGE RATE INFORMATION

The following table sets forth for each period indicated: (i) the daily average exchange rate in effect at the end of the period; (ii) the high and low daily average exchange rate during such period; and (iii) the daily average exchange rate for such period, for one Canadian dollar, expressed in U.S. dollars, as quoted by the Bank of Canada.

	Year Ended December 31,			Six Months Ended June 30,
	2017	2018	2019	2018	2019	2020
Closing	0.7971	0.7330	0.7699	0.7594	0.7641	0.7337
High	0.8245	0.8138	0.7699	0.7967	0.7641	0.7710
Low	0.7276	0.7330	0.7353	0.7513	0.7393	0.6898
Average(1)	0.7708	0.7721	0.7537	0.7747	0.7476	0.7332

(1)	Determined by averaging the rates on the last day of each month during the respective period.

On August 11, 2020, the daily average exchange rate as quoted by the Bank of Canada was C$1.00 = US$0.7524.

THE COMPANY

Neovasc was incorporated on November 2, 2000 under the laws of the Province of British Columbia and was continued to federal jurisdiction under the Canada Business Corporations Act (“CBCA”) on April 19, 2002. Neovasc has seven wholly owned subsidiaries, four of which are material: (i) Neovasc Tiara Inc. (“NTI”), a corporation incorporated under the federal laws of Canada; (ii) Neovasc Medical Ltd. (“NML”), a corporation incorporated under the laws of Israel; and (iii) Neovasc Medical Inc. (“NMI”), a corporation incorporated under the laws of British Columbia and (iv) Neovasc (US) Inc., a corporation incorporated under the laws of Delaware.

Our registered office is located at Suite 2600 – 595 Burrard Street, Three Bentall Center, Vancouver, British Columbia, V7X 1L3, Canada and our head office and principal place of business are located at Suite 5138 – 13562 Maycrest Way, Richmond, British Columbia, V6V 2J7.

Our Business

Neovasc is a specialty medical device company that develops, manufactures and markets products for the rapidly growing cardiovascular marketplace. Its products include the Tiara technology, in development for the transcatheter treatment of mitral valve disease, and the Reducer, for the treatment of refractory angina.

In 2009, Neovasc started initial activities to develop novel technologies for catheter-based treatment of mitral valve disease. Based on the early positive results of these activities, the Company formally launched a program to develop the Tiara. Neovasc established a separate entity, NTI, in March 2013 to develop and own the intellectual property related to the Tiara (Neovasc has transferred all intellectual property related to Tiara to NTI). On February 3, 2014, Neovasc announced the first human implant of the Tiara under special access compassionate use exemptions. Subsequently additional patients have been treated with the Tiara bringing the total number of patients treated with the device to 83 through July 23, 2020. In December 2014, the Company announced that it had received approval from the FDA to initiate the TIARA-I study in the United States. The TIARA-I study is a multinational, multicenter early feasibility study being conducted to assess the safety and performance of the Tiara valve system in high risk surgical patients. The study includes 27 patients enrolled at centers in the United States, Canada and Belgium. We received approval from the FDA to close enrollment in the TIARA-I study in the United States on November 15, 2019. On November 28, 2016, the Company announced that it had received both regulatory and ethics committee approval to initiate the TIARA-II in Italy. The TIARA-II study has since expanded through the opening of clinical sites in Germany, Israel, Spain and the United Kingdom. The TIARA-II study is a 115 patient, non-randomized, prospective clinical study evaluating the Tiara’s safety and performance. It is expected that data from this study will be used to file for CE Mark approval which would enable Neovasc to market the device in Europe.

In July 2008, Neovasc acquired NML, a pre-commercial vascular device company based in Israel. NML developed and owned intellectual property related to a novel catheter-based treatment for refractory angina, a debilitating condition resulting from inadequate blood flow to the heart muscle. Refractory angina, resulting in continuing symptoms despite maximal medical therapy and without further revascularization options, is estimated to affect 600,000 to 1.8 million Americans, with 50,000 to 100,000 new cases per year. A publication in the Cardiovascular Revascularization Medicine Journal by Benck and Henry suggests that the prevalence of No-Option Refractory Disabling Angina (NORDA) in the U.S. population is between 26,000 and 52,000. In another publication in the European Heart Journal by Crea et al., stated persistence of angina caused by incomplete coronary revascularization may occur in up to 30% in the current era, although definitions of incomplete revascularization are heterogeneous. It further stated that persistent angina is associated with a significant economic burden with healthcare costs almost being two-fold higher among patients with persistent angina post-percutaneous coronary intervention vs. those who become symptom free. The Company completed development of the Reducer and obtained authorization to affix the CE Mark, which allows for marketing of the Reducer product in the European marketplace. The Company initiated commercial sales of the Reducer product in early-2015. In March 2014, the Company announced that results of its COSIRA clinical trial had been presented at the ACC.14 medical conference. The COSIRA trial was a sham-controlled randomized, double-blinded study of the Reducer device in 104 patients with moderate to severe refractory angina. The results presented at ACC.14 confirmed that the COSIRA study had met its primary endpoint demonstrating the efficacy of the Reducer device with statistical significance. The COSIRA trial results were published in the New England Journal of Medicine in February 2015.

In 2016, Neovasc initiated the REDUCER-I observational study as a multi-center, multi-country, three-arm study collecting long-term data from European patients implanted with the Reducer. The study is expected to enroll up to 400 patients. Currently, 255 patients have been enrolled across 23 centers that are active in Italy, Germany, Austria, Belgium, the Netherlands, the United Kingdom, Spain and Switzerland In February 2018, the Reducer reached NUB 1 status in Germany, the highest level for important new therapies. NUB 1 status was renewed in January 2019 and again in January 2020. In 2018 and 2019. In 2020, more German clinics will continue to negotiate and finalize these reimbursement negotiations.

In October 2018, the Company announced that the FDA designated the Reducer as a Breakthrough Device. In December 2018, the Company filed a Q-Sub submission to the FDA containing a comprehensive overview of all available Reducer Clinical data, real world performance data and a risk/benefit analysis for patients with refractory angina requesting an FDA Sprint discussion meeting. The Sprint discussion occurred during January 2019. On February 20, 2019 the Company announced that the FDA had informed Neovasc that, despite “Breakthrough Device Designation”, the FDA review team recommends collection of further pre-market blinded data prior to PMA submission. Through the Sprint discussion process, Neovasc will continue discussions with the FDA and their senior management to attempt to bring this promising refractory angina device therapy to U.S. patients as soon as possible. On December 31, 2019, the Company announced the submission of a PMA to the FDA for the Reducer.

Neovasc’s business operations started in March 2002, with the acquisition of NMI. NMI manufactured a line of collagen-based surgical patch products made for use in cardiac reconstruction and vascular repair procedures as well as other surgeries. Neovasc, through NMI, also sold biological tissue to industry partners and other customers who incorporated this tissue into their own products such as transcatheter heart valves. Neovasc’s biological products were made from chemically treated biocompatible pericardial tissue. In 2012, Neovasc sold the rights to manufacture a specific line of conventional surgical patch products to LeMaitre Vascular, Inc. for $4.6 million but retained rights to the underlying tissue technology for all other uses. On December 2, 2016, the Company and Boston Scientific entered into a definitive agreement for Boston Scientific Corporation to acquire Neovasc’s advanced biologic tissue capabilities and certain manufacturing assets and make a 15% equity investment in Neovasc, for a total of $75 million in cash. Neovasc retained a license for its own Tiara products but ceased operations of its consulting services and contract manufacturing revenue line items in 2017.

Our Strategy

The Company’s core strategy is to focus on re-establishing trust and confidence with its stakeholders, to re-structure the Company’s financing and to continue the development and commercialization of its products, the Tiara and the Reducer, providing minimally invasive medical devices for a cardiovascular market that the Company believes is both growing and under-served by current treatment solutions.

Key elements of this strategy include:

•	Tiara — with the Company’s clinical experience of the Tiara, and the clinical data from the TIARA-II multi-center, the company has filed for CE Mark under the Medical Device Directive (“MDD”). Completing the TIARA-I study; enrollment in the TIARA-I study was closed on November 15, 2019 with a total of 27 patients treated who will be followed out to 5 years. Development of the Tiara transfemoral trans-septal system for preclinical bench and animal studies to successful completion, followed by initiation of a first in human feasibility clinical study early 2021.

•	Reducer — continuing therapy development of the Reducer, and supplementing the successful COSIRA prospective, multicenter, randomized, double-blind, sham-controlled clinical study with additional clinical experience through the Company’s targeted commercial launch of the Reducer in Europe and enrollment in the REDUCER-I, real world post market observational clinical study. Improving revenue growth in Europe by leveraging the renewed NUB 1 status in Germany and by further reimbursement initiatives in other international markets. Seeking strategic alternatives and alliances to build on the growing enthusiasm in the market for, and adoption of, the Reducer, in order to broaden and deepen therapy penetration in Europe and the Middle East. Continuing to execute on our U.S. strategy and work with the FDA to meet the requirements for entrance into the U.S. market. The Company filed a PMA application for this Breakthrough Device on December 30, 2019 with a request for an Advisory Panel meeting. The Advisory Panel meeting has since been scheduled for October 27, 2020. The Company believes that the totality of clinical evidence from the COSIRA study, REDUCER-I European Post-Market study (with interim results of over 200 of 400 patients enrolled), and multiple independent studies published in peer-reviewed journals, will provide reasonable assurance of safety and effectiveness to support a PMA. While any pathway to U.S. market approval by the FDA carries considerable risk, and there can be no assurance that the PMA will be approved by the FDA in a timely manner or at all, we believe the PMA application pathway brings the best chance of success within reasonable cost and time constraints. While an additional post-market study will most likely be needed and the body of real-world evidence continues to grow, the Company believes that the clinical evidence already available will be sufficient to support the availability of this Breakthrough Device for the treatment of U.S. patients.

•	We are currently exploring additional financing options to bring additional capital into the Company and will provide public updates when appropriate.

Our Products

Tiara

In 2009, Neovasc started initial activities to develop novel technologies for catheter-based treatment of mitral valve disease. In the second quarter of 2011, the Company formally initiated a new project to develop the Tiara, a product for treating mitral valve disease. The transapically delivered Tiara is currently in the clinical trial phase providing a minimally invasive transcatheter device for patients who experience severe Mitral Regurgitation as a result of functional (most patients) or degenerative mitral heart valve disease, combined with an enlarged left ventricle. There are millions of patients worldwide who suffer from severe Mitral Regurgitation, the majority of them with functional Mitral Regurgitation. The unmet medical need in these patients is high. Mitral Regurgitation is often severe and can lead to heart failure and death. Currently, a significant percentage of patients with severe Mitral Regurgitation are not good candidates for conventional surgical repair or replacement due to frailty or comorbidities. Many of these patients are treated today via minimally invasive mitral valve repair procedures; however, these procedures are also complex, can take a long period of time to complete, and the clinical outcomes may not be optimal. Currently there is no transcatheter mitral valve replacement device approved for use in the U.S.

Our clinical experience to date has been with the 35 mm and 40 mm Tiara valves. First clinical use of the 40mm Tiara occurred in the fourth quarter of 2015. These two sizes allow for the treatment of approximately 75% of the annulus sizes in this high-risk patient population, in our TIARA-I and TIARA-II Clinical Studies. Currently, approximately 20% of this high-risk patient population meet all inclusion criteria for the Tiara studies and can be treated.

As of August 11, 2020, 83 patients have been treated with Tiara in either the TIARA-I Early Feasibility Clinical Study, compassionate use cases or in our TIARA-II CE Mark Clinical Study. Neovasc believes that early results have been encouraging. The 30-day survival rate for the 83 patients treated with the Tiara (i.e., those treated more than 30 days ago) is 89% with one patient now almost six and a half years post implant. The Tiara has successfully treated both functional and degenerative Mitral Regurgitation patients, as well as patients with pre-existing prosthetic aortic valves and mitral surgical annuloplasty rings. On November 15, 2019, TIARA-I study enrollment was closed with 27 patients treated . This decision was not due to any safety concerns. The objective of the TIARA-I Early Feasibility study was to demonstrate the safety of the Neovasc TMVR system, while gathering preliminary information on device performance and clinical outcomes. With the experience to date, we believe that we have accomplished this objective. The patients that are in follow-up will continue their follow up assessments, adverse event reporting requirements, etc., as per protocol through their 5-year visits. This decision had no impact on the TIARA-II CE Mark Study. There are currently 18 active sites across Germany, Israel, Spain, the Netherlands and the UK with two additional sites close to being activated, however due to the COVID-19 pandemic restrictions, our sites were notified on April 24, 2020 that we were placing enrollment on temporary hold. The results from our clinical experience to-date continues to demonstrate the potential benefit for patients who otherwise have no treatment options.

Neovasc believes that there are several unique attributes of the Tiara that may provide advantages over other approaches to mitral valve replacement, in particular the low atrial profile, its D shape, enabling a better anatomical fit and less risk of left ventricular outflow tract obstruction, and its unique combined skirt and anchoring mechanism. The Tiara has successfully treated 17 patients with previous aortic valves (AVR), including mechanical, bioprosthetic and TAVI, without any LVOT obstruction, no peri-procedural deaths or paravalvular leak. Data on the first 12 patients with previous AVR treated with Tiara was published in 2018 in Circulation: Cardiovascular Interventions.

There are several other transcatheter mitral valve replacement devices in development by third-parties, some of which have been implanted in early feasibility type studies, pivotal U.S. studies, and CE Mark studies with varying results. There is no certainty that the Tiara will successfully proceed through clinical evaluation and ultimately receive regulatory approval to treat these patients.

The Tiara valve is manufactured, packaged and labelled in-house by the Company and is made up of two major components: the leaflets which are made from the Peripatch bovine tissue licensed from Boston Scientific, a fabric skirt, and the nitinol frame (to which the leaflets and skirt are attached), which is manufactured by a well-established specialty manufacturer in the medical device industry. If this supplier were unable to provide the nitinol frame in the future, it would seriously impact further development of the Tiara. The Tiara delivery system is manufactured, packaged and labelled in-house by the Company using customized standard catheter construction components that are readily available through vendors.

The TIARA-II study is estimated to cost approximately $15 million. While many challenges remain prior to achieving commercialization (including, but not limited to, positive clinical trial results and obtaining regulatory approval from the relevant authorities), the Company believes the Tiara is being recognized as one of the leading mitral valve replacement devices. Neovasc is managing and conducting the TIARA-II study itself in conjunction with certain service providers who undertake portions of data collection, data management, data analysis, safety and event monitoring and similar functions. The Tiara is currently manufactured for use in these studies by Neovasc at its own facilities following required medical device quality requirements. In the event of a positive outcome from the TIARA-II study and the Company successfully obtaining CE Mark approval, the Tiara would be commercially manufactured in the same manner at Neovasc’s facility.

Regulatory Status

The Tiara is an early-stage development product without regulatory approvals in any country. The Company intends to continue to fund development of the product as cash flow allows. The Company has filed for CE Mark in Europe under the Medical Device Directive and anticipates CE Mark approval first half 2021. There is no assurance that European regulatory filing and an approval will be granted in the time frame anticipated by management or granted at any time in the future. There is no expectation that this product will be revenue-generating in the near term, although management believes that the product is addressing an important unmet clinical need.

Reducer

The Reducer is a treatment for patients with refractory angina, a painful and debilitating condition that occurs when the coronary vasculature delivers an inadequate supply of blood to the heart muscle, despite treatment with standard revascularization or cardiac drug therapies.

Worldwide, coronary artery disease (“CAD”) is the leading cause of death. It is the largest contributor to the global burden of disease as reflected in disability-adjusted life years, a measure which combines premature mortality and the prevalence and severity of ill-health. On this measure, the impact of CAD increased by 29% in the period from 1990 to 2010. This reflects the worldwide shift to those chronic diseases associated with an aging global population. The most frequent (and often the first) manifestation of stable CAD is chronic stable angina. As a result, angina is a significant burden on healthcare systems worldwide. There is a clear association between more frequent angina and greater utilization of healthcare resources.

Refractory angina, resulting in continued symptoms despite maximal medical therapy without revascularization options, is estimated to affect 600,000 to 1.8 million Americans, with 50,000 to 100,000 new cases per year. A recent publication in the Cardiovascular Revascularization Medicine journal by Benck and Henry suggests that the prevalence of No-Option Refractory Disabling Angina (NORDA) in the U.S. population is between 26,000 and 52,000. Another publication in the European Heart Journal by Crea et al., stated persistence of angina caused by incomplete coronary revascularization may occur in up to 30% in the current era, although definitions of incomplete revascularization are heterogeneous. It further stated that persistent angina is associated with a significant economic burden with healthcare costs almost being two-fold higher among patients with persistent angina post-percutaneous coronary intervention vs. those who become symptom free. Additionally, there is emerging interest in treating patients that have refractory angina despite patent coronary arteries. Angina with non-obstructive coronary artery disease may affect as many as 39% of patients with chest pain according to a study from Patel et. al, published in the New England Journal of Medicine. Furthermore, a publication in Circulation by Lee et. al, suggests upwards of 20% of patients with angina and non-obstructive coronary artery disease have evidence of microvascular dysfunction. Increasing interest in diagnosis and treatment of angina and microvascular dysfunction as evidenced by the 2019 ESC Guidelines for the diagnosis and management of chronic coronary syndromes provides growing support for Reducer treatment.

The pain and shortness of breath associated with refractory angina can make it difficult for patients to engage in routine activities, such as walking or climbing stairs. Clinical studies demonstrate that the Reducer can provide significant relief of chest pain, shortness of breath and other debilitating symptoms in refractory angina patients. A significant proportion of the refractory angina patients in the United States and in Europe are potential candidates for the current Reducer therapy, either because they cannot be revascularized or because they are otherwise poorly managed using conventional medical therapies. These patients represent a substantial potential market opportunity for the Reducer. There continues to be interest from the medical community to explore the use of Reducer for other indications. Further clinical trials will need to be conducted to explore this possibility.

The Reducer is targeting a patient population that has failed to gain relief of their symptoms, despite other medical treatment options. A refractory patient, by definition, is resistant to other existing interventional cardiology therapies and is not receiving adequate relief from available drug regimens to manage their chest pain, shortness of breath and other debilitating symptoms. As such there are currently no direct competitors to the Reducer as the patient will have exhausted all other treatment options before the Reducer is considered. Neovasc believes that further studies may demonstrate that additional patient populations may benefit from treatment with Reducer and thus could further increase its market potential.

The Reducer is an hourglass-shaped, balloon-expandable, stainless steel, bare metal device, which is implanted in the coronary sinus, creating a restriction in venous outflow from the myocardium (the muscular layer of the heart wall). It is implanted using conventional percutaneous, or needle puncture, techniques. The Reducer is provided sterile and pre-loaded on a balloon catheter system. The system is 9 French sheath compatible and operates over a 0.035 inch guidewire. The implant procedure requires minimal training for experienced interventionalists. Once guidewire access to the coronary sinus is achieved, implantation typically takes less than 20 minutes.

Using a catheter-based procedure, the Reducer is implanted in the coronary sinus (the main vein draining blood from the heart muscle). Following implantation, the Reducer (all but the mid-section) becomes covered with endothelial tissue after about 4-6 weeks. This tissue coverage creates a permanent (but reversible, if necessary) narrowing in the coronary sinus. The coronary sinus is narrowed from a typical diameter of 10-12mm to approximately 3mm at the site of implantation. This focal narrowing provides a backwards pressure elevation in the coronary sinus which is intended to improve blood perfusion to ischemic territories of the heart muscle by forcing redistribution of blood from the less ischemic areas to the more ischemic areas of the heart muscle. This can result in improved perfusion of the endocardium, which helps relieve ischemia and chest pain, shortness of breath and other debilitating symptoms. The physiological mechanism behind this effect is well documented in the medical literature.

The clinical utility of this approach was demonstrated by a number of analogous approaches used in the past that achieved positive clinical outcomes for angina patients by constricting or intermittently blocking the coronary sinus to improve perfusion to the heart muscle. However, these therapies required the use of highly invasive surgery, or leaving a catheter in the heart for a prolonged period, making them impractical or clinically unacceptable for use in modern medical practice. The Reducer was developed to deliver this therapy in a safe, simple and effective manner via a minimally invasive catheter that is consistent with contemporary medical practice.

The Reducer has demonstrated excellent results in multiple animal studies, a first-in-human clinical trial of 15 patients suffering from chronic refractory angina who were followed out to six months, and then again at three years post implantation. The six-month results from this clinical trial were published in the Journal of the American College of Cardiology and three year follow-up data were presented at the annual scientific meeting of the American College of Cardiology in March 2010. In this clinical trial, implantation of the Reducer resulted in significant clinical improvements in stress test and perfusion measurements, as well as in overall quality of life in the majority of the patients at six months and these same results were noted at the three year follow up. During this period, the Reducer remained patent with no evidence of migration, and symptom relief was maintained in these patients.

The Company completed the COSIRA trial, a prospective, multicenter, randomized, double-blind, sham-controlled study to assess the safety and effectiveness of the Reducer device in 2013. The COSIRA trial’s primary endpoint was a two-class improvement in angina symptoms six months after implantation based on the patients’ ratings on the Canadian Cardiovascular Society “CCS” angina grading scale; a four-class functional classification that is widely used to characterize the severity of angina symptoms and disability. Only patients with severe angina, CCS Class III or IV, were enrolled in the COSIRA trial. The COSIRA trial analysis showed that the study met the primary endpoint, with patients receiving the Reducer achieving a statistically significant improvement in CCS scores (two classes or better) compared to patients receiving a sham control (18 of 52 [34.6%] of the Reducer patients improved ≥ 2 CCS classes compared to 8 of 52 [15.4%] of the control patients [p-value = 0.024]). The analysis also showed that patients treated with the Reducer showed a statistically significant improvement of one or more CCS classes compared to the sham control patients (37 of 52 [71.2%] of the Reducer patients showed this improvement compared to 22 of 52 [42.3%] of the control patients [p-value = 0.003]). The COSIRA trial results were published in the New England Journal of Medicine in February 2015.

In 2016, Neovasc initiated the REDUCER-I post market observational study as a multi-center, multi-country, three-arm study collecting long-term data from European patients implanted with the Reducer. The study is expected to enroll up to 400 patients. Currently, 255 patients have been enrolled across 23 centers that are active in Italy, Germany, Austria, Belgium, the Netherlands, the United Kingdom, Spain and Switzerland.

In 2018 an article by Parikh, et al., was published in the Journal of the American College of Cardiology (JACC) titled, “First-in-Human Use of Coronary Sinus Reducer in Patients with Refractory Angina”. This article describes the long-term structural, anatomic, and clinical durability of the Reducer. Reducers were patent 12 years following implantation, with no signs of strut fractures, dislocation, thrombosis, or migration, and the sustained improvement in angina class seen at six months and three years, was also maintained at the 12 year follow-up.

Hundreds of patients have been enrolled in clinical studies conducted by third-parties across Europe and Israel relating to the Reducer. These studies continue to show a strong safety profile and positive clinical results that trend closely to the COSIRA randomized study. Many of these studies have been published and presented in medical forums. It is anticipated that as the commercial use of the Reducer continues to expand, additional third-party studies, investigations and presentations will be undertaken. If the results from such third-party activities continue to show positive results from the product, they may provide additional data to support expanded adoption of the Reducer for the intended patient population. As a result of the clinical evidence from these studies and publications, the Reducer Therapy has now been recognized in the European Society of Cardiology Guidelines as a treatment option for refractory angina.

Included in the numerous publications of clinical results since the COSIRA study was published in the New England Journal of Medicine in 2015, a recent publication in the European Heart Journal by Gallone, et al., on the “Cost-effectiveness of the coronary sinus Reducer and its impact on the healthcare burden of refractory angina” indicated that the Reducer was consistently cost-effective according to a range of cost-effectiveness thresholds after just one year of implant.

Following the positive data from the COSIRA trial, the Company initiated a pilot launch of the Reducer in select European markets in early 2015. The Company has signed distribution agreements in multiple jurisdictions across Europe. Direct sales are underway in select centers in Germany. Based on the initial results from the targeted launch, Neovasc has developed an expanded sales plan and strategy for 2020 and beyond. Any sales of the product in the United States would follow obtaining U.S. regulatory approval, if such approval is granted, as described further below.

Based on achieving NUB 1 status in Germany and a general positive reception in the European market, with positive experiences by many physicians from the treatment of their own patients with the Reducer, we are seeing an increase in adoption of the Reducer therapy in Europe. The commercial progress for the Reducer in 2019 was encouraging with a 20% increase in revenue compared to 2018.

We are seeing a growing level of enthusiasm in Europe for the Reducer therapy and we believe that the therapy has significant potential. In order to further accelerate the penetration of the therapy, we are open to considering strategic alternatives for the Reducer, including potential alliances in Europe, the United States and the rest of the world.

On June 20, 2018, the Company announced the first U.S. patient had been implanted with the Reducer under compassionate use. On October 3, 2018, the Company reported the positive follow-up for this patient noting that the patient was able to walk several miles without any symptoms. The patient has reduced his use of nitroglycerin from 2-3 times a week to 1 or 2 times per month. A second patient received a Reducer implant under compassionate use on January 31, 2019 in the U.S. The most recent update from the attending physician indicated that both patients are doing very well.

On May 6, 2019, the Company announced that 1,000 patients diagnosed with refractory angina have been treated with the Reducer. The Reducer therapy now benefits from medical evidence spanning 1,000 patients and 14 years of follow up.

On September 3, 2019, the Company announced that the European Society of Cardiology included Neovasc Reducer in the European Practice Guidelines for the Diagnosis and Management of Chronic Coronary Syndromes. The Reducer entered at Class 2 B.

On November 1, 2019, the Company announced it had advised the FDA of its decision to submit a PMA application, and on December 31, 2019, the Company announced the submission of a PMA to the FDA for the Reducer.

On July 9, 2020, the Company announced it had received notification of a FDA Circulatory Systems Devices Panel Meeting scheduled for October 27, 2020.

Regulatory Status

The Reducer is approved for sale in Europe, having received CE Mark designation in November 2011. In preparation for product launch, Neovasc completed development of the commercial-generation Reducer and the product is currently in commercial scale manufacture.

On November 3, 2017, Neovasc received FDA approval for a U.S. IDE clinical trial, COSIRA-II (a trial design similar to the COSIRA study). While the principal investigator and co-principal investigator for this study were already appointed, the Company evaluated the timing for starting such a U.S. clinical trial, funding being the largest impediment. The cost of this U.S. clinical trial is expected to be approximately $20 million.

On October 10, 2018, the Company announced that the FDA had granted “Breakthrough Device Designation” for the Reducer. The FDA grants this designation in order to expedite the development and review of a device that demonstrates compelling potential to provide a more effective treatment or diagnosis for life-threatening or irreversibly debilitating diseases.

On December 20, 2018, Neovasc filed a comprehensive Q-Sub submission to the FDA with all available Reducer Clinical evidence, requesting a Sprint FDA discussion meeting. The Neovasc team, together with two top U.S. Cardiologists, met with the FDA proposing moving forward with a PMA submission using the available Neovasc clinical evidence including the prospective, multicenter, randomized, double-blind, sham controlled study assessing the safety and efficacy of the Reducer in 104 patients in the European Union and Canada (COSIRA), a multi-center, multi-country, three-arm observational post market study (REDUCER-I), and supportive safety and efficacy data from peer-reviewed journals.

On February 20, 2019, the Company announced that the FDA had informed Neovasc that, despite “Breakthrough Device Designation”, the FDA review team recommended collection of further pre-market blinded data prior to PMA submission.

On June 26, 2019, the Company and two top U.S. Cardiologists, met with FDA to further discuss available clinical evidence for the Reducer, to try to reach agreement on potential options to enter the U.S. Market. FDA provided the Company with guidance towards potential alternate options, including the HDE pathway for class IV refractory angina patients and/or alternate clinical trial designs for a broader refractory angina patient population.

Following the Sprint discussion held with the FDA on October 9, 2019 and weighing all available options a decision was made by the Company to pursue a PMA application for this Breakthrough medical device. The Company believes that the totality of clinical evidence from the COSIRA study, interim results from the REDUCER-I European Post-Market study, and multiple independent studies published in peer-reviewed journals, will provide reasonable assurance of safety and effectiveness to support a PMA. The PMA application was submitted December 30, 2019, with a request for an Advisory Panel meeting. The Advisory Panel meeting has since been scheduled for October 27, 2020. While any pathway to U.S. market approval by the FDA carries considerable risk, and there can be no assurance that the PMA will be approved by the FDA in a timely manner or at all, we believe the full PMA application pathway brings the best chance of success within reasonable cost and time constraints. While an additional post-market study will most likely be needed and the body of real-world evidence continues to grow, the Company believes that the clinical evidence already available will be sufficient to not further delay the availability of this Breakthrough medical device for the treatment of U.S. patients. In the event that the PMA is approved by the FDA, there can be no assurance that Neovasc will be successful in commencing commercialization of Reducer in the United States on a timely basis or at all, or of the total addressable market size for Reducer.

RECENT DEVELOPMENTS

On April 27, 2020, the Company’s application for the Paycheck Protection Program loan through the U.S. Small Business Administration was approved for approximately $530,000. This program helps businesses keep their workforce employed during the COVID-19 crisis by providing relief in the form of a forgivable loan used for payroll costs. The amount is advanced in the form of a loan that is forgivable if the borrowers, being certain wholly-owned subsidiaries of the Company, allocate the funds principally for the purposes of retaining employees in the US through the payment of payroll and group health care benefits costs and other expenses in accordance with the loan agreement.

On April 30, 2020, the Nasdaq Hearing Panel granted the Company’s request for an extension through August 17, 2020 to evidence compliance with the $35 million MLVS requirement for continued listing on the Nasdaq.

On May 6, 2020, the Company appointed John Panton, formerly the VP, Quality to Chief Quality Officer effective immediately.

On May 26, 2020, the Company announced the offering of the 2020 Notes and May 2020 Warrants, the warrant exchange transaction, repayment of the 2017 Notes and a settlement agreement between the Company and a certain investor pursuant to which the Company issued the Settlement Warrants.

On May 27, 2020, the Company announced that it has filed for CE Mark for its Tiara TA Transapical mitral valve replacement system.

On June 4, 2020, the Company announced that the Company issued a 2020 Note in the principal amount US$1 million. Following the earlier issuance of the 2020 Note in the principal amount of US$4 million and the May 2020 Warrants, the Company raised aggregate gross proceeds of US$5 million.

On June 12, 2020 the Company announced the June Offering, whereby it has entered into definitive agreements with certain healthcare-focused institutional investors for the sale of an aggregate of 3,883,036 common shares at a purchase price of US$2.97375 per Common Share in a registered direct offering priced at-the-market under Nasdaq rules for aggregate gross proceeds to the Company of approximately US$11.5 million, before deducting placement agent’s fees and estimated expenses of the June Offering payable by the Company.

On June 25, 2020 the Company announced that it received written notification from the Nasdaq notifying the Company that it has regained compliance with the minimum market value requirement set forth in the rules for continued listing on the Nasdaq.

On July 9, 2020 the Company announced that it had been informed by the FDA that the Circulatory System Devices Panel of the Medical Devices Advisory Committee will review the PMA for the Reducer at its October 27, 2020 meeting.

On July 23, 2020 the Company announced the exercise of 1,424,049 of the May 2020 Warrants for aggregate exercise proceeds to the Company of $3,750,945.07 and partial repayment of $3,613,341.12 (the “Prepayment”) of the principal of the 2019 Note (as defined herein).

On August 10, 2020 the Company announced the August Offering, whereby it has entered into definitive agreements with certain healthcare-focused institutional investors for the sale of an aggregate of 4,532,772 common shares at a purchase price of US$ 2.77575 per Common Share in a registered direct offering priced at-the-market under Nasdaq rules for aggregate gross proceeds to the Company of approximately US$12.6 million, before deducting placement agent’s fees and estimated expenses of the August Offering payable by the Company.

RISK FACTORS

Investing in our securities is highly speculative and involves significant risks. In addition to the other information included or incorporated by reference in this prospectus or any applicable prospectus supplement, you should carefully consider the risks described below before purchasing our securities. If any of the following risks actually occur, our business, financial condition and results of operations could materially suffer. As a result, the trading price of our securities, including our Common Shares, could decline, and you might lose all or part of your investment. The risks set out below are not the only risks we face; risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and results of operations. You should also refer to the other information set forth or incorporated by reference in this prospectus or any applicable prospectus supplement, including our consolidated financial statements and related notes.

Risks Relating to Our Business

Investors should carefully consider the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F and our other publicly filed documents which are incorporated herein by reference, as well as the risk factors described under the heading “Risk Factors” in any applicable prospectus supplement. See “Documents Incorporated by Reference”.

There is substantial doubt about our ability to continue as a going concern.

Our audited consolidated financial statements for the year ended December 31, 2019 were prepared under the assumption that we would continue our operations as a going concern. Our independent registered public accounting firm has included a “going concern” emphasis of matter paragraph in its report on our consolidated financial statements as at and for the years ended December 31, 2019, 2018 and 2017. As adjusted for the proceeds of the May Offering, the June Offering and the August Offering, the Company had approximately $22.6 million in cash and cash equivalents as at June 30, 2020, which it believes is sufficient to fund operations until approximately the end of the first quarter of 2021. As a result, the Company will need to obtain substantial additional debt or equity financing in 2021 to fund ongoing operations, in particular the further development of its medical devices. The Company can give no assurance that it will be able to raise the additional funds needed, on terms agreeable to the Company, or at all. These circumstances indicate the existence of material uncertainty and cast substantial doubt about the Company’s ability to continue as a going concern. The audited consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The recent coronavirus outbreak or other health epidemics could significantly impact our operations, sales or ability to raise capital.

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries, including the United States, Canada, and several European countries. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. If COVID-19 continues to spread in Canada, the United States and elsewhere, we may experience disruptions that could adversely impact our business. The spread of COVID-19 has disrupted global healthcare and healthcare regulatory systems which could divert healthcare resources away from the development of our products. It is unknown how long disruptions could continue. Additionally, COVID-19’s spread, which has had a broad global impact, including restrictions on travel and quarantine polices put into place by businesses and governments, may materially affect us economically by causing disruptions in our supply chain or other business operations. As the global outbreak of COVID-19 continues to rapidly evolve, the extent to which COVID-19 may impact our business will depend on future developments, which are highly uncertain and cannot be predicted.

Risks Relating to the Offering

Volatility of Market Price of our Common Shares

The market prices for the securities of medical device companies, including our own, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. In addition, because of the nature of our business, certain factors such as our announcements, competition from new therapeutic products or technological innovations, government regulations, fluctuations in our operating results, results of clinical trials, public concern regarding the safety of drugs generally, general market conditions and developments in patent and proprietary rights can have an adverse impact on the market price of our Common Shares. The price of our Common Shares has experienced significant volatility resulting from the issuance and subsequent exercises or conversions, as applicable, of securities issued in connection with the Company’s offerings. For example, since July 1, 2019, the closing price of our Common Shares on the TSX has ranged from a high of C$7.05 to a low of C$1.78 and on the Nasdaq has ranged from a high of U.S.$5.41 to a low of U.S.$1.28.

Any negative change in the public’s perception of our prospects could cause the price of our securities, including the price of our Common Shares, to decrease dramatically. Furthermore, any negative change in the public’s perception of the prospects of medical device companies in general or future exercises or conversions of the securities issued in connection with the Company’s previous financings could depress the price of our securities, including the price of our Common Shares, regardless of our results. Following declines in the market price of a company’s securities, securities class-action litigation is often instituted. Litigation of this type, if instituted, could result in substantial costs and a diversion of our management’s attention and resources.

Future issuances of equity securities by us or sales by our existing shareholders may cause the price of our securities to fall.

The market price of our equity securities could decline as a result of issuances of securities by us or sales by our existing shareholders of Common Shares in the market, or the perception that these sales could occur, during the currency of this prospectus. Sales of our Common Shares by shareholders pursuant to this prospectus or otherwise might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. The price of our Common Shares has experienced significant volatility resulting from the issuance and subsequent exercises or conversions as applicable, of securities issued in connection with the Company’s previous financings .. For a description of the risks associated with the securities issued pursuant to these financings, the dilution to date and the potential dilution in the future due to such exercises or conversions, see the Company’s Annual Report on Form 20-F and Management’s Discussion and Analysis for the quarter ended June 30, 2020, which are incorporated by reference herein. With any additional sale or issuance of equity securities, including following future exercises of conversions of the securities issued in connection with the Company’s financings, investors will suffer dilution of their voting power and may experience dilution in earnings per share.

There is currently no market through which our securities, other than our Common Shares, may be sold.

There is currently no market through which our securities, other than our Common Shares, may be sold and, unless otherwise specified in the applicable prospectus supplement, our preferred shares, debt securities, subscription receipts, units and warrants will not be listed on any securities or stock exchange or any automated dealer quotation system. As a consequence, purchasers may not be able to resell preferred shares, debt securities, subscription receipts, units or warrants purchased under this prospectus. This may affect the pricing of our securities, other than our Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation. There can be no assurance that an active trading market for our securities, other than our Common Shares, will develop or, if developed, that any such market will be sustained.

You may be unable to enforce actions against us, certain of our directors and officers, or the experts named in this prospectus under U.S. federal securities laws.

We are a company continued under the federal laws of Canada. Most of our directors and officers, as well as the experts named in this prospectus, reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside of the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce against us or those persons in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us, certain of our directors and officers or the experts named in this prospectus.

The debt securities will be unsecured and will rank equally in right of payment with all of our other future unsecured debt.

The debt securities will be unsecured and will rank equally in right of payment with all of our other existing and future unsecured debt. The debt securities will be effectively subordinated to all of our existing and future secured debt, including the outstanding secured convertible notes of the Company (the “Notes”), to the extent of the assets securing such debt. If we are involved in any bankruptcy, dissolution, liquidation or reorganization, the secured debt holders would, to the extent of the value of the assets securing the secured debt, be paid before the holders of unsecured debt securities including the debt securities. In that event, a holder of debt securities may not be able to recover any principal or interest due to it under the debt securities.

We will have broad discretion in the use of the net proceeds of an offering of our securities and may not use them to effectively manage our business.

We will have broad discretion over the use of the net proceeds from an offering of our securities. Because of the number and variability of factors that will determine our use of such proceeds, our ultimate use might vary substantially from our planned use. You may not agree with how we allocate or spend the proceeds from an offering of our securities. We may pursue acquisitions, collaborations or clinical trials that do not result in an increase in the market value of our securities, including the market value of our Common Shares, and may increase our losses.

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid any dividends on our Common Shares. We intend, for the foreseeable future, to retain our future earnings, if any, to finance our commercial activities and further research and the expansion of our business. The payment of future dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing including earnings, financial conditions, cash on hand, financial requirements to fund our commercial activities, development and growth, and other factors that our board of directors may consider appropriate in the circumstances.

We may be treated as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences for U.S. investors.

U.S. investors should be aware that they could be subject to certain adverse U.S. federal income tax consequences in the event that we are classified as a PFIC for U.S. federal income tax purposes. The determination of whether we are a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of our income, expenses and assets from time to time and the nature of the activities performed by our officers and employees. Prospective investors should carefully read the tax discussion in any applicable prospectus supplement for more information and consult their own tax advisors regarding the likelihood and consequences of the Company being treated as a PFIC for U.S. federal income tax purposes, including the advisability of making certain elections that may mitigate certain possible adverse U.S. federal income tax consequences but may result in an inclusion in gross income without receipt of such income.

USE OF PROCEEDS

Unless we otherwise indicate in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities to advance our business objectives outlined above under “Our Strategy”.

By the nature of its business as specialty medical device company, the Company had negative operating cash flow for its most recent interim financial period and financial year. To the extent the Company has negative cashflows in future periods, the Company may use a portion of its proceeds from financing activities to fund such negative cash flow.

More detailed information regarding the use of proceeds from the sale of securities, including any determinable milestones at the applicable time, will be described in any applicable prospectus supplement.

PRIOR SALES

The following table sets forth information in respect of the Common Shares that we issued upon the exercise of options granted under our incentive stock option plan during the twelve-month period preceding the date of this prospectus supplement.

Exercise Date	Number of Common Shares	Exercise Price
January 3, 2020	50	$6.83
Total	50	$6.83

The following table sets forth information in respect of options to acquire Common Shares that we granted under our incentive stock option plan during the twelve-month period preceding the date of this prospectus supplement.

Grant Date	Number of Options	Grant Price
January 20, 2020	561,200	3.25
June 22, 2020	710,125	$2.42
Total	1,271,325	$2.79

The following table sets forth information in respect of the Common Shares that we issued upon the vesting of restricted share units (“RSUs”) granted under our restricted share unit plan during the twelve-month period preceding the date of this prospectus supplement.

Vesting Date	Number of Common Shares
N/A	0
Total	0

The following table sets forth information in respect of the RSUs that we granted under our restricted share unit plan during the twelve-month period preceding the date of this prospectus supplement.

Grant Date	Number of RSUs
December 2, 2019	152,9560
January 23, 2020	110,000
February 20, 2020	220,000
June 22, 2020	293,044
Total	776,000	(1)

(1)	Of the 776,000RSUs granted, the issuance of 681,594 RSUs is subject to shareholder approval.

The following table sets forth information in respect of securities that we issued, other than on exercise of stock options or the settlement of RSUs as set out above, during the 12-month period prior to the date of this prospectus supplement.

Issuance Date	Type of Security	Number of Securities	Issue Price
September 19, 2019	Common Shares issued on conversion of $150,000 of the 2017 Notes	60,483	$2.48
September 20, 2019	Common Shares issued on conversion of $265,000 of the 2017 Notes	106,228	$2.49
December 31, 2019	Common Shares issued on conversion of $2,101,000 of the 2017 Notes	751,388	$2.80
December 31, 2019	Common Shares issued on conversion of $860,000 of the 2017 Notes	307,568	$2.80
January 6, 2020	Common Shares issued related to A units for January 2020 Financing	1,185,000	$3.47
January 6, 2020	Common Shares issued related to exercise of pre-funded warrants within B units of January 2020 Financing	441,490	$3.47	(1)
January 7, 2020	Common Shares issued related to exercise of pre-funded warrants within B units of January 2020 Financing	100,000	$3.47	(1)
January 9, 2020	Common Shares issued related to exercise of pre-funded warrants within B units of January 2020 Financing	85,000	$3.47	(1)
January 16, 2020	Common Shares issued related to exercise of pre-funded warrants within B units of January 2020 Financing	500,000	$3.47	(1)
January 17, 2020	Common Shares issued related to exercise of pre-funded warrants within B units of January 2020 Financing	115,000	$3.47	(1)
May 19, 2020	Common Shares issued on conversion of $1,001,000 of the 2017 Notes	492,642	$2.03
May 26, 2020	Common Shares issued in connection with the Exchange Agreement upon exchange of 672,937 warrant issued for the January 2020 Financing	672,937	$2.71
May 26, 2020	Common Shares issued on conversion of $15,000 of the 2017 Notes	7,383	$2.03
May 28, 2020	2020 Notes	$4,000,000	$4,000,000
May 28, 2020	May 2020 Warrants	2,573,959	Nil
May 28, 2020	Settlement Warrants	500,000	Nil
June 3, 2020	2020 Notes	$1,000,000	$1,000,000
June 16, 2020	Common Shares issued related to June Units for June Offering	3,883,036	$2.97
July 23, 2020	Common Shares issued related to May 2020 Warrant Exercise	1,424,049	2.634
July 23, 2020	Prepayment Warrants issued upon prepayment of May 2019 Note	481,778	Nil
August 12, 2020	Common Shares issued related to June Units for August Offering	4,532,772	$2.78

(1)	The pre-funded warrants within B units of January 2020 Financing were exercised for a nominal exercise price of $0.0001 per warrant share.

No other Common Shares, preferred shares, debt securities or warrants, or securities exchangeable or convertible into Common Shares, preferred shares, debt securities or warrants have been issued during the twelve month period preceding the date of this prospectus.

MARKET FOR SECURITIES

Our Common Shares are listed on the TSX in Canada and on the Nasdaq in the United States, under the trading symbol NVCN.

The following table sets forth, for the periods indicated, the reported high, low and closing prices (in Canadian dollars) and volume traded on the TSX.

Month	High		Low		Close		Total Volume
July 2019	C$	6.76	C$	3.14	C$	3.59	299,282
August 2019	C$	4.33	C$	3.42	C$	3.86	217,271
September 2019	C$	4.50	C$	3.75	C$	3.53	357,429
October 2019	C$	5.33	C$	4.20	C$	4.95	137,977
November 2019	C$	5.06	C$	3.79	C$	4.01	72,281
December 2019	C$	11.20	C$	3.86	C$	7.05	374,900
January 2020	C$	5.44	C$	3.96	C$	4.12	602,295
February 2020	C$	4.15	C$	3.13	C$	3.45	383,473
March 2020	C$	3.82	C$	1.98	C$	2.08	262,720
April 2020	C$	5.30	C$	1.78	C$	3.51	571,845
May 2020	C$	4.26	C$	3.26	C$	3.97	172,108
June, 2020	C$	4.50	C$	3.10	C$	3.25	538,435
July, 2020	C$	3.65	C$	3.01	C$	3.41	234,648
August 1 – 11, 2020	C$	4.05	C$	3.01	C$	3.05	196,426

The following table sets forth, for the periods indicated, the reported high, low and closing prices (in U.S. dollars) and volume traded on the Nasdaq.

Month	High	Low	Close	Total Volume
July 2019	$5.22	$2.37	$2.78	884,294
August 2019	$3.28	$2.57	$2.87	254,247
September 2019	$4.25	$2.80	$3.84	223,841
October 2019	$4.07	$3.17	$3.91	169,696
November 2019	$3.95	$2.81	$2.98	188,945
December 2019	$8.65	$2.88	$5.41	21,532,261
January 2020	$4.17	$3.03	$3.13	2,865,576
February 2020	$3.22	$2.36	$2.60	748,779
March 2020	$2.85	$1.38	$1.46	488,764
April 2020	$3.86	$1.25	$2.53	1,269,962
May 2020	$3.09	$2.30	$2.88	397,655
June, 2020	$3.37	$2.27	$2.38	1,673,227
July, 2020	$2.71	$2.23	$2.56	784,597
August 1 – 11, 2020	$3.05	$2.25	$2.29	859,201

EARNINGS COVERAGE

If we offer debt securities having a term to maturity in excess of one year or preferred shares under this prospectus and any applicable prospectus supplement, the applicable prospectus supplement will include earnings coverage ratios giving effect to the issuance of such securities.

CONSOLIDATED CAPITALIZATION

Since June 30, 2020, the date of our financial statements for the most recently completed financial period, there have been no material changes in our consolidated share and loan capital other than as outlined under “Prior Sales”. For information on the issuance of shares pursuant to the exercise of options pursuant to our incentive stock option plan, the issuance of shares pursuant to the vesting of our share unit plan and exercise or conversion of the Warrants and Notes, see “Prior Sales”.

DESCRIPTION OF SHARE CAPITAL

Common Shares

The Company is authorized to issue an unlimited number of Common Shares without par value. As of August 12, 2020, after giving effect to the August Offering, there were 22,146,127 Common Shares issued and outstanding and 2,038,855 Common Shares issuable upon exercise of outstanding stock options and 776,000 Common Shares issuable upon the vesting of RSUs. Taking into account the total number of warrants and principal amount of the notes remaining outstanding and assuming full exercise of the outstanding warrants and conversion of the notes, the maximum number of Common Shares issuable would be 12,370,332 representing approximately 56% of Neovasc’s current issued and outstanding number of Common Shares.

The Common Shares all have equal voting rights and are entitled to receive notice of any shareholders meeting at which they have the right to vote. Subject to the rights of any other class of shares, upon any liquidation, dissolution, winding-up or other distribution of the Company’s assets, the holders of Common Shares are entitled to participate equally.

Dividend Policy

We have not paid any dividends to date on our Common Shares. We do not currently expect to pay any dividends on our Common Shares for the foreseeable future.

Preferred Shares

The Company is also authorized to issue an unlimited number of preferred shares, which do not have voting rights and are not entitled to receive notice of any shareholders’ meetings. Upon liquidation, dissolution, winding-up or other distribution of the Company’s assets, the holders of preferred shares are entitled to participate in priority to the holders of Common Shares. The preferred shares may be issued in series and the Company’s board of directors may attach special rights, privileges, restrictions or conditions to any preferred shares. There were no preferred shares issued and outstanding as of August 11, 2020.

DESCRIPTION OF EXISTING SECURITIES

August 2020 Warrants

In connection with the August Offering, the Company issued 3,399,579 common share purchase warrants (the “August 2020 Warrants”) in certificated form. Each whole Warrant entitles the holder to acquire, subject to adjustment as summarized below, one Common Share at an exercise price of US$2.69 per share on or prior to 5:00 p.m. (New York time) on the fifth year following issuance of the August 2020 Warrant, after which time the August 2020 Warrant will be void and of no value. The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed notice of exercise, thereby canceling all or a portion of such holder’s August 2020 Warrants. The August 2020 Warrants may be exercised on a “net” or “cashless” basis to the extent that the Company does not have an effective registration statement registering (or the related prospectus is not available) the shares issuable upon exercise of the August 2020 Warrants The form of certificate for the August 2020 Warrants (the “Warrant Certificate”) provide that the number of underlying shares and exercise price of the August 2020 Warrants are subject to adjustment in the event of certain share dividends or distributions or of a subdivision or consolidation of the Common Shares or similar events.

The Warrant Certificate also provide that, during the period in which the Warrants are exercisable, it will give notice to holders of August 2020 Warrants of certain stated events, at least 20 days prior to the record date or effective date, as the case may be, of such events.

In connection with a Fundamental Transaction, holders of the August 2020 Warrants have the right to receive, upon exercise, the same consideration as holders of Common Shares in respect of the Common Shares that would be issuable upon exercise of the August 2020 Warrants immediately prior to such Fundamental Transaction, in addition to any additional consideration receivable by holders of Common Shares in connection with such Fundamental Transaction. Holders of the August 2020 Warrants also have the option, within 30 days of the closing of a Fundamental Transaction, to require the Company (or its successor) to repurchase their August 2020 Warrants in cash or, if the Fundamental Transaction is not in the Company’s control, in the consideration received by other holders of Common Shares in respect of such Fundamental Transaction, at a value determined by using the Black-Scholes option pricing model.

The Warrant Certificate also contain restrictions on the number of Common Shares that may be acquired by a holder of August 2020 Warrants upon any exercise of the August 2020 Warrants that would result in the holder and its affiliates holding in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon exercise of such August 2020 Warrants, which beneficial ownership limitation may be increased or decreased up to 9.99% upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. No fractional Common Shares is issuable upon the exercise of any August 2020 Warrants. Holders of August 2020 Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have, except as set forth in the August 2020 Warrants.

August 2020 Broker Warrants

In connection with the August Offering, the Company issued 294,630 common share purchase warrants (the “June 2020 Broker Warrants”) at an exercise price of US$3.46969 per Common Share (equal to 125% of the public offering price for the August Units sold in this August Offering). The August 2020 Broker Warrants are exercisable immediately for a period of 5 years from August 2020 and are in the same form as the June 2020 Warrants issued to the investors, except as otherwise required by FINRA. Pursuant to FINRA Rule 5110(g), the June 2020 Broker Warrants and any common shares issued upon the exercise of the June 2020 Broker Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivate, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of, or commencement of sales under, the August Offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the August Offering and the officers or partners thereof, if all securities so transferred remain subject to this lock-up restriction for the remainder of the time period; (iii) if the aggregate amount of our securities held by the placement agent or related persons does not exceed 1% of the securities being offered in the August Offering; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) issued upon the exercise or conversion of any security, if all securities remain subject to this lock-up restriction for the remainder of the time period.

July 2020 Prepayment Warrants

In connection with the Prepayment, the Company issued 484,310 common share purchase warrants (the “Prepayment Warrants”) with an exercise price equal to $7.50 per Common Share for any such exercise prior to the second anniversary of the original closing date of May 16, 2019 (the “Closing Date”), $8.50 per Common Share for any such exercise on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, and $9.70 per Common Share on or after the third anniversary of the Closing Date per Common Share until 4:30 p.m. (Vancouver Time) on May 16, 2023. The exercise price is subject to appropriate adjustment in the event of certain capital reorganization events including a reclassification of the Company’s Common Shares, a change in the Company’s Common Shares into other shares or securities, a subdivision or consolidation of the Company’s Common Shares.

June 2020 Warrants

In connection with the June offering, the Company issued 2,912,277 common share purchase warrants (the “June 2020 Warrants”) in certificated form. Each whole Warrant entitles the holder to acquire, subject to adjustment as summarized below, one Common Share at an exercise price of US$2.88 per share on or prior to 5:00 p.m. (New York time) on the fifth year following issuance of the June 2020 Warrant, after which time the June 2020 Warrant will be void and of no value. The June 2020 Warrants were issued under the same terms as the August 2020 Warrants.

June 2020 Broker Warrants

In connection with the June Offering, the Company issued 252,397 common share purchase warrants (the “June 2020 Broker Warrants”) at an exercise price of US$3.71719 per Common Share (equal to 125% of the public offering price for the June Units sold in this June Offering). The June 2020 Broker Warrants are exercisable immediately for a period of 5 years from June 12, 2020 and are in the same form as the June 2020 Warrants issued to the investors, except as otherwise required by FINRA. The June 2020 Broker Warrants were issued under the same terms as the August 2020 Warrants.

May 2020 Notes

The 2020 Notes were issued in the aggregate principal amount of US$4,000,000 on May 28, 2020 pursuant to the securities purchase agreement (the “May 2020 SPA”) dated May 26, 2020. 2,573,959 May 2020 Warrants were also issued on May 28, 2020 pursuant to the May 2020 SPA. An additional US$1,000,000 in principal amount of 2020 Notes was issued on June 3, 2020. The 2020 Notes will bear interest at the rate of 8% computed on the basis of a 360-day year and twelve 30-day months and shall be payable in additional 2020 Notes on the date that is six-months after issuance and on each six-month period thereafter up to, and including, the maturity date. The 2020 Notes will have a maturity date of 48-months after issuance with a holder’s option for early redemption at 24-months. The 2020 Notes are to be issued at par and shall rank in senior priority to all other current and future debentures of the Company. The 2020 Notes shall also include blocking rights to all future proposed debentures of equal or senior priority to the 2020 Notes. Each 2020 Note will be convertible at the option of the holder of the 2020 Note into Common Shares (the “Conversion Shares”) at a conversion price of US$2.81525 per Conversion Share.

Upon an event of default, the interest rate shall automatically be increased by 3% percent per annum. The 2020 Notes are senior to all other indebtedness and secured by all assets. The terms of the 2020 Notes prohibit a holder from converting its 2020 Notes if doing so would result in such holder (together with any person acting jointly or in concert with the holder, including such holder’s affiliates) beneficially owning, or exercising control or direction over more than 9.99% of the number of Common Share outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the 2020 Notes. The Company shall not issue any fraction of a share issued upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Shares, the Company shall round such fraction of a share of Common Shares down to the nearest whole share.

The 2020 Note holders are entitled to participate in any dividends or other distributions by the Company and the sale, by the Company, of any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the holders of Common Shares as if they had converted their 2020 Notes and were holders of the Conversion Shares. The Company shall not enter into or be party to a Fundamental Transaction (as defined in the 2020 Note) unless the successor entity assumes in writing all of the obligations of the Company under the 2020 Note and it delivers to each holder of 2020 Notes in exchange for such 2020 Notes a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the 2020 Notes. Under the 2020 Notes, an event of default triggers a redemption right.

The 2020 Notes contain certain covenants, which include: limitations on restricted payments, restrictions on asset transfers (other than ordinary course of business), and restrictions on cash burn. The 2020 Notes and any Common Shares issued upon conversion of the 2020 Note may be offered, sold, assigned or transferred by the holder without the consent of the Company.

Upon a change of control the holder may require the Company to redeem the 2020 Note at a price equal to 125% of the principal amount of the note, decreasing by 10% on each anniversary of the issuance of the 2020 Note to a price of 100% from the third anniversary of the issuance of the 2020 Note until maturity. Any amendment to the terms of the 2020 Note shall require the consent of the Company and the Required Holders (as defined in the 2020 Note), provided that that such limitation shall not apply upon the prior written consent of each such holder of the 2020 Notes in the event such holder would be treated adversely and disproportionally by such an amendment.

Particulars concerning the Conversion Shares and shares issuable upon the exercise of the May 2020 Warrants (the “May 2020 Warrant Shares”) are set out under “Description of Share Capital– Common Shares”.

May 2020 Warrants

The May 2020 Warrants are exercisable at any time from four years after the date of issuance. The May 2020 Warrants will be exercisable, at the option of each holder. No fractional warrant shares (the “May 2020 Warrant Shares”) will be issued in connection with the exercise of a May 2020 Warrant. Any entitlement to May 2020 Warrant Shares shall be rounded down to the nearest whole May 2020 Warrant Share. The holder will not have the right to exercise any portion of the May 2020 Warrant if the holder (together with any acting jointly or in concert with it, including its affiliates) would beneficially own or exercise control or direction over 9.99% of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the May 2020 Warrants. Each May 2020 Warrant represents the right to purchase one May 2020 Warrant Share at an exercise price equal to US$2.634 per May 2020 Warrant Share, subject to adjustment. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares.

If, at the time a holder exercises its May 2020 Warrant, there is no effective registration statement covering the issuance of the shares underlying the May 2020 Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the May 2020 Warrant. The May 2020 Warrant holders are entitled to participate in any dividends or other distributions by the Company and the sale, by the Company, of any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the shareholders of the Common Shares as if they had exercised their May 2020 Warrant and were holders of the May 2020 Warrant Shares. In the event of a Fundamental Transaction and at the request of the holder of the May 2020 Warrant, the Company must purchase the May 2020 Warrant from such holder on the date of such request by paying to the holder cash in an amount equal to the value of the unexercised May 2020 Warrants according to the Black Scholes Option Pricing Model.

Particulars concerning the May 2020 Warrant Shares are set out under “Description of Share Capital– Common Shares”.

May 2020 Settlement Warrants

In connection with the settlement agreement between the Company and certain investors (the “Settlors”) on May 26, 2020 (the “Settlement Agreement”), the Company issued Settlement Warrants to purchase up to 500,000 Common Shares (the “Settlement Warrant Shares”). The Settlement Warrants were issued to the Settlors pursuant to the Settlement Agreement, whereby the Settlors and the Company have agreed to a mutual release and certain rights and obligations as further set forth in the Settlement Agreement. The Settlement Warrants are exercisable beginning on the date of issuance, and at any time prior to 11:59 p.m. (New York time) on the date that is four years after the date of issuance. The Settlement Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice, thereby canceling all or a portion of the Settlement Warrant. No fractional Settlement Warrant Shares will be issued in connection with the exercise of a Settlement Warrant. Any entitlement to Settlement Warrant Shares shall be rounded down to the nearest whole Settlement Warrant Share. The holder will not have the right to exercise any portion of the Settlement Warrant if the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 9.99% of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Settlement Warrants. Each Settlement Warrant represents the right to purchase one Settlement Warrant Share at an exercise price equal to US$2.634 per Settlement Warrant Share, subject to adjustment. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Shares. If the Company issues, sells, or is deemed to have issued or sold, any Common Shares for less than the exercise price of the Settlement Warrants, the exercise price of the Settlement Warrants will be reduced to an amount equal to a price determined in accordance with the dilutive issuance formula set out in the Settlement Warrant.

If, at the time a holder exercises its Settlement Warrant, there is no effective registration statement covering the issuance of the shares underlying the Settlement Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Settlement Warrant. The Settlement Warrant holders are entitled to participate in any dividends or other distributions by the Company and the sale, by the Company, of any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the shareholders of the Common Shares as if they had exercised their Settlement Warrant and were holders of the Settlement Warrant Shares. In the event of a Fundamental Transaction and at the request of the holder of the Settlement Warrant, the Company must purchase the Settlement Warrant from such holder on the date of such request by paying to the holder cash in an amount equal to the value of the unexercised Settlement Warrants according to the Black Scholes Option Pricing Model.

The Settlement Agreement imposes the restrictions on the Settlement Warrants and Settlement Warrant Shares set forth below:

1.	Until August 12, 2020, the holder may not sell any of the Settlement Warrant Shares unless the aggregate market value of the Company’s public float of its outstanding equity shares is at least US$75 million (as determined pursuant to Item I.C. of the General Instructions to Form F-10) for at least one full trading day prior to such date;

2.	Until August 19, 2020, the holder may not sell any of the Settlement Warrant Shares unless the Company’s market value of its listed securities is at least US$35 million (as determined pursuant to Nasdaq Listing Rule 5810) (the “MLVS Requirement”) or the Company has received written confirmation from Nasdaq that the Company has regained compliance with the MVLS Requirement; and

3.	The holder may not, on any trading day, sell such amount of Settlement Warrant Shares that would exceed 10% of the total trading volume of the Company’s Common Shares on such trading day.

Particulars concerning the Settlement Warrant Shares are set out under “Description of Share Capital– Common Shares”.

January 2020 Warrants

In connection with the January 2020 Financing, the Company issued 1,185,000 Series A Units and 1,241,490 Series B Units at a price of US$4.1351 per Series A Unit and US$4.135 per Series B Unit. Each Series A Unit is comprised of (i) one Common Share and (ii) one common share purchase warrant (each, a “January 2020 Warrant”) Each Series B unit is comprised of (i) one pre-funded January Warrant and (ii) one January 2020 Warrant.

The January 2020 Warrants entitle the holder to acquire, subject to certain adjustments, one Common Share at an exercise price of US$4.1351 per share on or prior to 5:00 p.m. (New York time) on January 6, 2024. The January 2020 Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed notice of exercise, thereby canceling all or a portion of the January 2020 Warrant Holder’s January 2020 Warrants. The January 2020 Warrants may be exercised on a “net” or “cashless” basis to the extent that the Company does not have an effective registration statement registering (or the related prospectus is not available) the shares issuable upon exercise of the January 2020 Warrants.

In connection with certain specified mergers, sales, business combinations, recapitalizations or similar events (a “Fundamental Transaction”), holders of the January 2020 Warrants will have the right to receive, upon exercise, the same consideration as holders of Common Shares in respect of the Common Shares that would be issuable upon exercise of the January 2020 Warrants immediately prior to such Fundamental Transaction, in addition to any additional consideration receivable by holders of Common Shares in connection with such Fundamental Transaction.

Holders of the January 2020 Warrants will also have the option, within 30 days of the closing of a Fundamental Transaction, to require the Company (or its successor) to repurchase their January 2020 Warrants in cash or, if the Fundamental Transaction is not in the Company’s control, in the consideration received by other holders of Common Shares in respect of such Fundamental Transaction, at a value determined by using the Black-Scholes option pricing model.

2020 Broker Warrants

In connection with the January 2020 Financing, the Company issued common share purchase warrants (the “2020 Broker Warrants”) to purchase up to 157,721 Common Shares at an exercise price of $5.1689 per Common Share to the underwriter in the January 2020 Financing. The 2020 Broker Warrants are exercisable immediately and for three years from their dates of issuance. Pursuant to FINRA Rule 5110(g), the 2020 Broker Warrants and any common shares issued upon the exercise of the 2020 Broker Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivate, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of, or commencement of sales under, the relevant January 2020 Financing pursuant to which such 2020 Broker Warrants were issued, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in such 2019 financing and the officers or partners thereof, if all securities so transferred remain subject to the Lock up restriction set forth below for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriter in the relevant January 2020 Financing or related persons does not exceed 1% of the securities being offered in the relevant January 2020 Financing; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) issued upon the exercise or conversion of any security, if all securities remain subject to the lock up restriction set forth below for the remainder of the time period.

May 2019 Note

Pursuant to the financing conducted in May 2019 (the “May 2019 Financing”), a secured convertible debenture (the “2019 Notes”) was issued at a 15% original issue discount with a face value of US$11,500,000, for gross proceeds to the Company of $9,775,000. The 2019 Note is secured by a general security agreement dated as of May 16, 2019 granted by the Company and its subsidiaries to and in favour of SMG over all of the Company’s present and after-acquired personal property, which includes all of its assets in the U.S., Canada and Israel related to Tiara and Reducer. The 2019 Note matures on May 16, 2023 and has the following key terms:

•	For the first year after its issuance, interest accrues at a rate of 8%, of which 5% is payable in cash on or about May 17, 2020. The remainder is deferred and will be due on maturity of the 2019 Note.

•	After the first year and until maturity, interest accrues at a rate of 10%, of which 7% is payable in cash at the end of May and November each year. The remainder is deferred and will be due on maturity of the 2019 Note.

•	The 2019 Note was issued at an original discount of $1.725 million. A separate subscription for Common Shares by the holder of the 2019 Note was made for this amount (at market price) concurrent with the issuance of the 2019 Note.

•	The Company has a prepayment option whereby it may voluntarily prepay the 2019 Note prior to maturity. Prepayment penalties of 3% (if prepaid prior to the 1st anniversary of issuance), 2% (if prepaid between the first and second anniversaries of issuance) and 1% (if prepaid after the second anniversary) apply.

•	The 2019 Note is convertible into Common Shares at the option of the holder (however, the holder may not own in excess of 19.99% of the total outstanding Common Shares of the Company as a result of the conversion). The conversion price is $7.50 per common share prior to the second anniversary of issuance, $8.50 between the second and third anniversaries of issuance and $9.70 after the third anniversary of issuance. The conversion price would also be proportionally adjusted upon any common share reorganization events, including stock dividends, distributions, stock splits or reverse-stock splits.

On July 22, 2020, the Company voluntarily repaid $3,613,341.12 of the 2019 Note, leaving $7,886,658.88 of the principal amount of the 2019 Note outstanding (the “Repayment”).

2019 Broker Warrants

In connection with the financing conducted in February 2019 (the “February 2019 Financing”), and the financing conducted in March 2019 (the “March 2019 Financing”), the Company issued 144,444 common share purchase warrants (the “2019 Broker Warrants”). The 2019 Broker Warrants are exercisable at a price per Common Share equal to $5.625 for a period of three years following issuance. Pursuant to FINRA Rule 5110(g), the 2019 Broker Warrants and any common shares issued upon the exercise of the underwriter warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivate, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of, or commencement of sales under, the February 2019 Financing and the March 2019 Financing, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the February 2019 Financing and the March 2019 Financing and the officers or partners thereof, if all securities so transferred remain subject to their respective lock-up restrictions for the remainder of the time period; (iii) if the aggregate amount of our securities held by the holder of such securities or related persons does not exceed 1% of the securities offered in the February 2019 Financing, in respect of the February 2019 Broker Warrants, or the March 2019 Financing, in respect of the March 2019 Broker Warrants; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) issued upon the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth below for the remainder of the time period.

DESCRIPTION OF DEBT SECURITIES

In this description of debt securities, “we”, “us”, “our” or “Neovasc” refer to Neovasc Inc., but not to its subsidiaries. This section describes the general terms that will apply to any debt securities issued pursuant to this prospectus. We may issue debt securities in one or more series under an indenture, or the indenture, to be entered into between us and one or more trustees. The indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and the CBCA. The following description sets forth certain general terms and provisions of the debt securities and is not intended to be complete. For a more complete description, prospective investors should refer to the indenture and the terms of the debt securities. If debt securities are issued, we will describe in the applicable prospectus supplement the particular terms and provisions of any series of the debt securities and a description of how the general terms and provisions described below may apply to that series of the debt securities. Prospective investors should rely on information in the applicable prospectus supplement and not on the following information to the extent that the information in such prospectus supplement is different from the following information.

We may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus.

General

The indenture will not limit the aggregate principal amount of debt securities that we may issue under the indenture and will not limit the amount of other indebtedness that we may incur. The indenture will provide that we may issue debt securities from time to time in one or more series and may be denominated and payable in U.S. dollars, Canadian dollars or any foreign currency. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our unsecured obligations. The indenture will also permit us to increase the principal amount of any series of the debt securities previously issued and to issue that increased principal amount.

The applicable prospectus supplement for any series of debt securities that we offer will describe the specific terms of the debt securities and may include, but is not limited to, any of the following:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of principal amount at which the debt securities will be issued;

•	whether payment on the debt securities will be senior or subordinated to our other liabilities or obligations;

•	whether the payment of the debt securities will be guaranteed by any other person;

•	the date or dates, or the methods by which such dates will be determined or extended, on which we may issue the debt securities and the date or dates, or the methods by which such dates will be determined or extended, on which we will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable upon a declaration of acceleration of maturity;

•	whether the debt securities will bear interest, the interest rate (whether fixed or variable) or the method of determining the interest rate, the date from which interest will accrue, the dates on which we will pay interest and the record dates for interest payments, or the methods by which such dates will be determined or extended;

•	the place or places we will pay principal, premium, if any, and interest and the place or places where debt securities can be presented for registration of transfer or exchange;

•	whether and under what circumstances we will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the debt securities, and whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	whether we will be obligated to redeem or repurchase the debt securities pursuant to any sinking or purchase fund or other provisions, or at the option of a holder and the terms and conditions of such redemption;

•	whether we may redeem the debt securities at our option and the terms and conditions of any such redemption;

•	the denominations in which we will issue any registered debt securities, if other than denominations of U.S.$1,000 and any multiple of U.S.$l,000 and, if other than denominations of U.S.$5,000, the denominations in which any unregistered debt security shall be issuable;

•	whether we will make payments on the debt securities in a currency or currency unit other than U.S. dollars or by delivery of our Common Shares or other property;

•	whether payments on the debt securities will be payable with reference to any index or formula;

•	whether we will issue the debt securities as global securities and, if so, the identity of the depositary for the global securities;

•	whether we will issue the debt securities as unregistered securities (with or without coupons), registered securities or both;

•	the periods within which and the terms and conditions, if any, upon which we may redeem the debt securities prior to maturity and the price or prices of which and the currency or currency units in which the debt securities are payable;

•	any changes or additions to events of default or covenants;

•	the applicability of, and any changes or additions to, the provisions for defeasance described under “Defeasance” below;

•	whether the holders of any series of debt securities have special rights if specified events occur;

•	any mandatory or optional redemption or sinking fund or analogous provisions;

•	the terms, if any, for any conversion or exchange of the debt securities for any other securities;

•	rights, if any, on a change of control;

•	provisions as to modification, amendment or variation of any rights or terms attaching to the debt securities; and

•	any other terms, conditions, rights and preferences (or limitations on such rights and preferences) including covenants and events of default which apply solely to a particular series of the debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to the debt securities which do not apply to a particular series of the debt securities.

Unless stated otherwise in the applicable prospectus supplement, no holder of debt securities will have the right to require us to repurchase the debt securities and there will be no increase in the interest rate if we become involved in a highly leveraged transaction or we have a change of control.

We may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. We may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, we will describe certain Canadian federal and U.S. federal income tax consequences and other special considerations in the applicable prospectus supplement.

We may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

Ranking and Other Indebtedness

Unless otherwise indicated in an applicable prospectus supplement, our debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding and equally with other securities issued under the indenture. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries.

Our board of directors may establish the extent and manner, if any, to which payment on or in respect of a series of debt securities will be senior or will be subordinated to the prior payment of our other liabilities and obligations and whether the payment of principal, premium, if any, and interest, if any, will be guaranteed by any other person and the nature and priority of any security.

Debt Securities in Global Form

The Depositary and Book-Entry

Unless otherwise specified in the applicable prospectus supplement, a series of the debt securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for the debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of the debt securities to be represented by a global security will be described in the applicable prospectus supplement relating to such series. We anticipate that the provisions described in this section will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form.

So long as the depositary for a global security or its nominee is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of the debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

Any payments of principal, premium, if any, and interest, if any, on global securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, the trustee or any paying agent for the debt securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Discontinuance of Depositary’s Services

If a depositary for a global security representing a particular series of the debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue such series of the debt securities in definitive form in exchange for a global security representing such series of the debt securities. If an event of default under the indenture has occurred and is continuing, debt securities in definitive form will be printed and delivered upon written request by the holder to the trustee. In addition, we may at any time and in our sole discretion determine not to have a series of the debt securities represented by a global security and, in such event, will issue a series of the debt securities in definitive form in exchange for all of the global securities representing that series of debt securities.

Debt Securities in Definitive Form

A series of the debt securities may be issued in definitive form, solely as registered securities, solely as unregistered securities or as both registered securities and unregistered securities. Registered securities will be issuable in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 and unregistered securities will be issuable in denominations of U.S.$5,000 and integral multiples of U.S.$5,000 or, in each case, in such other denominations as may be set out in the terms of the debt securities of any particular series. Unless otherwise indicated in the applicable prospectus supplement, unregistered securities will have interest coupons attached.

Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on the debt securities (other than global securities) will be made at the office or agency of the trustee, or at our option we can pay principal, interest, if any, and premium, if any, by check mailed or delivered to the address of the person entitled at the address appearing in the security register of the trustee or electronic funds wire or other transmission to an account of the person entitled to receive payments. Unless otherwise indicated in the applicable prospectus supplement, payment of interest, if any, will be made to the persons in whose name the debt securities are registered at the close of business on the day or days specified by us.

At the option of the holder of debt securities, registered securities of any series will be exchangeable for other registered securities of the same series, of any authorized denomination and of a like aggregate principal amount and tenor. If, but only if, provided in an applicable prospectus supplement, unregistered securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series, of any authorized denominations and of a like aggregate principal amount and tenor. In such event, unregistered securities surrendered in a permitted exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the registered security issued in exchange for such unregistered security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture. Unless otherwise specified in an applicable prospectus supplement, unregistered securities will not be issued in exchange for registered securities.

The applicable prospectus supplement may indicate the places to register a transfer of the debt securities in definitive form. Except for certain restrictions set forth in the indenture, no service charge will be payable by the holder for any registration of transfer or exchange of the debt securities in definitive form, but we may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to:

•	issue, register the transfer of or exchange any series of the debt securities in definitive form during a period beginning at the opening of business 15 days before any selection of securities of that series of the debt securities to be redeemed and ending on the relevant redemption date if the debt securities for which such issuance, registration or exchange is requested may be among those selected for redemption;

•	register the transfer of or exchange any registered security in definitive form, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any unregistered security called for redemption except to the extent that such unregistered security may be exchanged for a registered security of that series and like tenor; provided that such registered security will be simultaneously surrendered for redemption with written instructions for payment consistent with the provisions of the indenture; or

•	issue, register the transfer of or exchange any of the debt securities in definitive form which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Merger, Amalgamation or Consolidation

The indenture will provide that we may not consolidate with or amalgamate or merge with or into any other person, enter into any statutory arrangement with any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia, Canada, or any province or territory thereof, or, if the amalgamation, merger, consolidation, statutory arrangement or other transaction would not impair the rights of holders, any other country;

•	the successor person (if not us) assumes all of our obligations under the debt securities and the indenture; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debt securities and the indenture.

Additional Amounts

Unless otherwise specified in the applicable prospectus supplement, all payments made by or on behalf of us under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax, or Canadian taxes, unless we are required to withhold or deduct Canadian taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

If we are so required to withhold or deduct any amount for or on account of Canadian taxes from any payment made under or with respect to the debt securities, we will pay as additional interest such additional amounts, or the additional amounts, as may be necessary so that the net amount received by a holder of the debt securities after such withholding or deduction will not be less than the amount such holder of the debt securities would have received if such Canadian taxes had not been withheld or deducted (a similar payment will also be made to holders of the debt securities, other than excluded holders (as defined herein), that are exempt from withholding but required to pay tax under Part XIII of the Income Tax Act (Canada) (the “ITA”), directly on amounts otherwise subject to withholding); provided, however, that no additional amounts will be payable with respect to a payment made to a holder of the debt securities, or an excluded holder, in respect of the beneficial owner thereof:

•	with which we do not deal at arm’s length (for purposes of the ITA) at the time of the making of such payment;

•	which is subject to such Canadian taxes by reason of the debt securities holder’s failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes;

•	which is subject to such Canadian taxes by reason of the debt securities holder being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the debt securities or the receipt of payments thereunder; or

•	which is subject to such Canadian taxes because it is not entitled to the benefit of an otherwise applicable tax treaty by reason of the legal nature of such holder of the debt securities.

We will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. We will pay all taxes, interest and other liabilities which arise by virtue of any failure of us to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. We will furnish to the holder of the debt securities, within 60 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us.

Whenever in the indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or any other payment under or with respect to a debt security, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context, additional amounts are, were or could be payable in respect thereof.

The foregoing obligations shall survive any termination, defeasance or discharge of the indenture.

Tax Redemption

If and to the extent specified in the applicable prospectus supplement, the debt securities of a series will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if (1) we determine that (a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable prospectus supplement if any date is so specified, we have or will become obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to any debt security of such series as described under “Additional Amounts” or (b) on or after a date specified in the applicable prospectus supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be proposed, which, in any such case, in the written opinion to us of legal counsel of recognized standing, will result in our becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to any debt security of such series and (2) in any such case, we, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us; provided however, that (i) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such additional amounts were a payment in respect of the debt securities then due, and (ii) at the time such notice of redemption is given, such obligation to pay such additional amounts remains in effect. In the event that we elect to redeem the debt securities of such series pursuant to the provisions set forth in the preceding paragraph, we shall deliver to the trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem the debt securities of such series pursuant to their terms.

Provision of Financial Information

We will file with the trustee, within 20 days after we file or furnish them with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file or furnish with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Notwithstanding that we may not remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to provide the trustee:

•	within 20 days after the time periods required for the filing or furnishing of such forms by the SEC, annual reports on Form 40-F or Form 20-F, as applicable, or any successor form; and

•	within 20 days after the time periods required for the filing of such forms by the SEC, reports on Form 6-K (or any successor form), which, regardless of applicable requirements shall, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a company with securities listed on the TSX, whether or not we have any of the debt securities listed on such exchange. Each of such reports, to the extent permitted by the rules and regulations of the SEC, will be prepared in accordance with Canadian disclosure requirements and generally accepted accounting principles provided, however, that we shall not be obligated to file or furnish such reports with the SEC if the SEC does not permit such filings.

Events of Default

Unless otherwise specified in the applicable prospectus supplement relating to a particular series of debt securities, the following is a summary of events which will, with respect to any series of the debt securities, constitute an event of default under the indenture with respect to the debt securities of that series:

•	we fail to pay principal of, or any premium on, any debt security of that series when it is due and payable;

•	we fail to pay interest or any additional amounts payable on any debt security of that series when it becomes due and payable, and such default continues for 30 days;

•	we fail to make any required sinking fund or analogous payment for that series of debt securities;

•	we fail to observe or perform any of the covenants described in the section “— Merger, Amalgamation or Consolidation” for a period of 30 days;

•	we fail to comply with any of our other agreements in the indenture that affect or are applicable to the debt securities for 60 days after written notice by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding debt securities of any series affected thereby;

•	a default (as defined in any indenture or instrument under which we or one of our subsidiaries has at the time of the indenture relating to this prospectus or will thereafter have outstanding any indebtedness) has occurred and is continuing, or we or any of our subsidiaries has failed to pay principal amounts with respect to such indebtedness at maturity and such event of default or failure to pay has resulted in such indebtedness under such indentures or instruments being declared due, payable or otherwise being accelerated, in either event so that an amount in excess of the greater of U.S.$5,000,000 and 2% of our shareholders’ equity will be or become due, payable and accelerated upon such declaration or prior to the date on which the same would otherwise have become due, payable and accelerated, or the accelerated indebtedness, and such acceleration will not be rescinded or annulled, or such event of default or failure to pay under such indenture or instrument will not be remedied or cured, whether by payment or otherwise, or waived by the holders of such accelerated indebtedness, then (i) if the accelerated indebtedness will be as a result of an event of default which is not related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, it will not be considered an event of default for the purposes of the indenture governing the debt securities relating to this prospectus until 30 days after such indebtedness has been accelerated, or (ii) if the accelerated indebtedness will occur as a result of such failure to pay principal or interest or as a result of an event of default which is related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, then (A) if such accelerated indebtedness is, by its terms, non-recourse to us or our subsidiaries, it will be considered an event of default for purposes of the indenture governing the debt securities relating to this prospectus; or (B) if such accelerated indebtedness is recourse to us or our subsidiaries, any requirement in connection with such failure to pay or event of default for the giving of notice or the lapse of time or the happening of any further condition, event or act under such indenture or instrument in connection with such failure to pay or event of default will be applicable together with an additional seven days before being considered an event of default for the purposes of the indenture relating to this prospectus;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default, except in the payment of principal or premium, if any, or interest, if any, if in good faith it considers it in the interests of the holders to do so.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series, subject to any subordination provisions, may require us to repay immediately:

•	the entire principal and interest and premium, if any, of the debt securities of the series; or

•	if the debt securities are discounted securities, that portion of the principal as is described in the applicable prospectus supplement.

If an event of default relates to events involving our bankruptcy, insolvency or reorganization, the principal of all debt securities will become immediately due and payable without any action by the trustee or any holder. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement. If debt securities are discounted securities, the applicable prospectus supplement will contain provisions relating to the acceleration of maturity of a portion of the principal amount of the discounted securities upon the occurrence or continuance of an event of default.

Other than its duties in case of a default, the trustee is not obligated to exercise any of the rights or powers that it will have under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We will be required to furnish to the trustee a statement annually as to our compliance with all conditions and covenants under the indenture and, if we are not in compliance, we must specify any defaults. We will also be required to notify the trustee as soon as practicable upon becoming aware of any event of default.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of the affected series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, to the trustee to institute a proceeding as trustee; and

•	the trustee has failed to institute a proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the series affected by an event of default a direction inconsistent with the request, within 60 days after their notice, request and offer of indemnity.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of a debt security for the enforcement of payment of the principal of or any premium, if any, or interest on such debt security on or after the applicable due date specified in such debt security.

Defeasance

When we use the term “defeasance”, we mean discharge from some or all of our obligations under the indenture. Unless otherwise specified in the applicable prospectus supplement, if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, if any, premium, if any, and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at our option:

•	we will be discharged from the obligations with respect to the debt securities of that series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

To exercise our defeasance option, we must deliver to the trustee:

•	an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities of the affected series will not recognize a gain or loss for U.S. federal income tax purposes as a result of a defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•	an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding debt securities of the affected series will not recognize income, or a gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of a defeasance and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had the defeasance not occurred; and

•	a certificate of one of our officers and an opinion of counsel, each stating that all conditions precedent provided for relating to defeasance have been complied with.

If we are to be discharged from our obligations with respect to the debt securities, and not just from our covenants, the U.S. opinion must be based upon a ruling from or published by the United States Internal Revenue Service or a change in law to that effect.

In addition to the delivery of the opinions described above, the following conditions must be met before we may exercise our defeasance option:

•	no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the debt securities of the affected series;

•	we are not an “insolvent person” within the meaning of applicable bankruptcy and insolvency legislation; and

•	other customary conditions precedent are satisfied.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. However, without the consent of each holder affected, no modification may:

•	change the stated maturity of the principal of, premium, if any, or any installment of interest, if any, on any debt security;

•	reduce the principal, premium, if any, or rate of interest, if any, or any obligation to pay any additional amounts;

•	reduce the amount of principal of a debt security payable upon acceleration of its maturity;

•	change the place or currency of any payment;

•	affect the holder’s right to require us to repurchase the debt securities at the holder’s option;

•	impair the right of the holders to institute a suit to enforce their rights to payment;

•	adversely affect any conversion or exchange right related to a series of debt securities;

•	change the percentage of debt securities required to modify the indenture or to waive compliance with certain provisions of the indenture; or

•	reduce the percentage in principal amount of outstanding debt securities necessary to take certain actions.

The holders of a majority in principal amount of outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as only that series is concerned, past defaults under the indenture and compliance by us with certain restrictive provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

We may modify the indenture without the consent of the holders to:

•	evidence our successor under the indenture;

•	add covenants or surrender any right or power for the benefit of holders;

•	add events of default;

•	provide for unregistered securities to become registered securities under the indenture and make other such changes to unregistered securities that in each case do not materially and adversely affect the interests of holders of outstanding securities;

•	establish the forms of the debt securities;

•	appoint a successor trustee under the indenture;

•	add provisions to permit or facilitate the defeasance or discharge of the debt securities as long as there is no material adverse effect on the holders;

•	cure any ambiguity, correct or supplement any defective or inconsistent provision, make any other provisions in each case that would not materially and adversely affect the interests of holders of outstanding securities and related coupons, if any;

•	comply with any applicable laws of the United States and Canada in order to effect and maintain the qualification of the indenture under the Trust Indenture Act; or

•	change or eliminate any provisions where such change takes effect when there are no securities outstanding under the indenture.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

The trustee under the indenture or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture will contain certain limitations on the rights of the trustee, as long as it or any of its affiliates remains our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

Resignation of Trustee

The trustee may resign or be removed with respect to one or more series of the debt securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

Consent to Service

In connection with the indenture, we will designate and appoint CT Corporation System, 111 Eighth Avenue, New York, New York, 10011, as our authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the indenture or the debt securities that may be instituted in any U.S. federal or New York state court located in the Borough of Manhattan, in the City of New York, or brought by the trustee (whether in its individual capacity or in its capacity as trustee under the indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

Enforceability of Judgments

Since all or substantially all of our assets, as well as the assets of some of our directors and officers, are outside the United States, any judgement obtained in the United States against us or certain of our directors or officers, including judgments with respect to the payment of principal on the debt securities, may not be collectible within the United States.

We have been advised that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought against us in a court of competent jurisdiction in the Province of British Columbia on any final and conclusive judgment in personam of any federal or state court located in the State of New York, or a New York Court, which is subsisting and unsatisfied for a sum certain with respect to the enforcement of the indenture and the debt securities that is not impeachable as void or voidable under the internal laws of the State of New York if: (1) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of British Columbia (and submission by us in the indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (2) proper service of process in respect of the proceedings in which such judgment was obtained was made in accordance with New York law; (3) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of British Columbia, the federal laws of Canada or contrary to any order made by the Attorney General of Canada and under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (4) the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors’ rights, including bankruptcy, reorganization, winding up, moratorium and similar laws, and does not constitute, directly or indirectly, the enforcement of foreign laws which a court in the Province of British Columbia would characterize as revenue, expropriatory or penal laws; (5) in an action to enforce a default judgment, the judgment does not contain a manifest error on its face; (6) the action to enforce such judgment is commenced within the appropriate limitation period; (7) interest payable on the debt securities is not characterized by a court in the Province of British Columbia as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada); and (8) the judgment does not conflict with another final and conclusive judgment in the same cause of action; except that a court in the Province of British Columbia may stay an action to enforce a foreign judgment if an appeal of a judgment is pending or time for appeal has not expired; and except that any court in the Province of British Columbia may give judgment only in Canadian dollars.

We have been advised that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of civil liabilities predicated solely upon the U.S. federal securities laws.

DESCRIPTION OF WARRANTS

General

This section describes the general terms that will apply to any warrants for the purchase of Common Shares, or equity warrants, or for the purchase of debt securities, or debt warrants.

We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant indentures or warrant agency agreements to be entered into by us and one or more banks or trust companies acting as warrant agent.

This summary of some of the provisions of the warrants is not complete. The statements made in this prospectus relating to any warrant agreement and warrants to be issued under this prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement. You should refer to the warrant indenture or warrant agency agreement relating to the specific warrants being offered for the complete terms of the warrants. A copy of any warrant indenture or warrant agency agreement relating to an offering or warrants will be filed by us with the securities regulatory authorities in applicable Canadian offering jurisdictions and the United States after we have entered into it.

The applicable prospectus supplement relating to any warrants that we offer will describe the particular terms of those warrants and include specific terms relating to the offering.

Original purchasers of warrants (if offered separately) will have a contractual right of rescission against us in respect of the exercise of such warrant. The contractual right of rescission will entitle such original purchasers to receive, upon surrender of the underlying securities acquired upon exercise of the warrant, the total of the amount paid on original purchase of the warrant and the amount paid upon exercise, in the event that this prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the exercise takes place within 180 days of the date of the purchase of the warrant under the applicable prospectus supplement; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the warrant under the applicable prospectus supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the security that was purchased under a prospectus, and therefore a further payment at the time of exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights, or consult with a legal advisor.

Equity Warrants

The particular terms of each issue of equity warrants will be described in the applicable prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of equity warrants;

•	the price at which the equity warrants will be offered;

•	the currency or currencies in which the equity warrants will be offered;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	the number of Common Shares that may be purchased upon exercise of each equity warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each equity warrant;

•	the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of shares that may be purchased, (ii) the exercise price per share or (iii) the expiry of the equity warrants;

•	whether we will issue fractional shares;

•	whether we have applied to list the equity warrants or the underlying shares on a stock exchange;

•	the designation and terms of any securities with which the equity warrants will be offered, if any, and the number of the equity warrants that will be offered with each security;

•	the date or dates, if any, on or after which the equity warrants and the related securities will be transferable separately;

•	whether the equity warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	material U.S. and Canadian federal income tax consequences of owning the equity warrants; and

•	any other material terms or conditions of the equity warrants.

Debt Warrants

The particular terms of each issue of debt warrants will be described in the related prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of debt warrants;

•	the price at which the debt warrants will be offered;

•	the currency or currencies in which the debt warrants will be offered;

•	the designation and terms of any securities with which the debt warrants are being offered, if any, and the number of the debt warrants that will be offered with each security;

•	the date or dates, if any, on or after which the debt warrants and the related securities will be transferable separately;

•	the principal amount of debt securities that may be purchased upon exercise of each debt warrant and the price at which and currency or currencies in which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of debt warrants that may be exercised at any one time;

•	whether the debt warrants will be subject to redemption, and, if so, the terms of such redemption provisions;

•	material U.S. and Canadian federal income tax consequences of owning the debt warrants; and

•	any other material terms or conditions of the debt warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

DESCRIPTION OF UNITS

Neovasc may issue units, which may consist of one or more Common Shares, warrants or any combination of securities as is specified in the relevant prospectus supplement. In addition, the relevant prospectus supplement relating to an offering of units will describe all material terms of any units offered, including, as applicable:

•	the designation and aggregate number of units being offered;

•	the price at which the units will be offered;

•	the designation, number and terms of the securities comprising the units and any agreement governing the units;

•	the date or dates, if any, on or after which the securities comprising the units will be transferable separately;

•	whether it will apply to list the units on any exchange;

•	material U.S. and Canadian income tax consequences of owning the units, including, how the purchase price paid for the units will be allocated among the securities comprising the units; and

•	any other material terms or conditions of the units.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue subscription receipts, which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, warrants or any combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”) that will be named in the relevant prospectus supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any subscription receipts, one or more of such underwriters or agents may also be a party to the subscription agreement governing the subscription receipts sold to or through such underwriter or agent.

The following description sets forth certain general terms and provisions of subscription receipts that may be issued hereunder and is not intended to be complete. The statements made in this prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement. Prospective investors should refer to the Subscription Receipt Agreement relating to the specific subscription receipts being offered for the complete terms of the subscription receipts. We will file a copy of any Subscription Receipt Agreement relating to an offering of subscription receipts with the securities regulatory authorities in Canada and the United States after it has entered into it.

General

The prospectus supplement and the Subscription Receipt Agreement for any subscription receipts that we may offer will describe the specific terms of the subscription receipts offered. This description may include, but may not be limited to, any of the following, if applicable:

•	the designation and aggregate number of subscription receipts being offered;

•	the price at which the subscription receipts will be offered;

•	the designation, number and terms of the Common Shares, warrants or a combination thereof to be received by the holders of subscription receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of subscription receipts to receive, for no additional consideration, the Common Shares, warrants or a combination thereof;

•	the procedures for the issuance and delivery of the Common Shares, warrants or a combination thereof to holders of subscription receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of subscription receipts upon delivery of the Common Shares, warrants or a combination thereof upon satisfaction of the Release Conditions;

•	the identity of the Escrow Agent;

•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•	if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the subscription receipts;

•	procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price of their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any contractual right of rescission to be granted to initial purchasers of subscription receipts in the event that this prospectus, the prospectus supplement under which subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of Neovasc to purchase the subscription receipts in the open market by private agreement or otherwise;

•	whether Neovasc will issue the subscription receipts as global securities and, if so, the identity of the depository for the global securities;

•	whether Neovasc will issue the subscription receipts as bearer securities, as registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the subscription receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, warrants or other Neovasc securities, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether Neovasc will apply to list the subscription receipts on any exchange;

•	material U.S. and Canadian federal income tax consequences of owning the subscription receipts; and

•	any other material terms or conditions of the subscription receipts.

Rights of Holders of Subscription Receipts Prior to Satisfaction of Release Conditions

The holders of subscription receipts will not be, and will not have the rights of, shareholders of Neovasc. Holders of subscription receipts are entitled only to receive Common Shares, warrants or a combination thereof on exchange of their subscription receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied. If the Release Conditions are not satisfied, holders of subscription receipts shall be entitled to a refund of all or a portion of the subscription price thereof and all or a portion of the pro rata share of interest earned or income generated thereon, all as provided in the Subscription Receipt Agreement.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the subscription receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the subscription receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of subscription receipts will receive a refund of all or a portion of the subscription price for their subscription receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or warrants may be held in escrow by the Escrow Agent and will be released to the holders of subscription receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the subscription receipts issued thereunder may be made by way of a resolution of holders of subscription receipts at a meeting of such holders or consent in writing from such holders. The number of holders of subscription receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that the Company may amend any Subscription Receipt Agreement and the subscription receipts, without the consent of the holders of the subscription receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holder of outstanding subscription receipts or as otherwise specified in the Subscription Receipt Agreement.

The foregoing summary of certain of the principal provisions of the securities is a summary of anticipated terms and conditions only and is qualified in its entirety by the description in the applicable prospectus supplement under which any securities are being offered.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable prospectus supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of our securities offered thereunder.

The applicable prospectus supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of our securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

SELLING SECURITY-HOLDERS

Our Common Shares may be sold under this prospectus by way of a secondary offering by or for the account of certain of our security-holders. The prospectus supplement that we will file in connection with any offering of our Common Shares by selling security-holders will include the following information:

•	the names of the selling security-holders;

•	the number or amount of our Common Shares owned, controlled or directed by each selling security-holder;

•	the number or amount of our Common Shares being distributed for the account of each selling security-holder;

•	the number or amount of securities to be owned by the selling security-holders after the distribution and the percentage that number or amount represents of the total number of our outstanding securities; and

•	whether our Common Shares are owned by the selling security-holders both of record and beneficially, of record only or beneficially only.

PLAN OF DISTRIBUTION

New Issue

We may issue our securities offered by this prospectus for cash or other consideration (i) to or through underwriters, dealers, placement agents or other intermediaries, (ii) directly to one or more purchasers or (iii) in connection with acquisitions of assets or shares or another entity or company.

Each prospectus supplement with respect to our securities being offered will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or other placement agents;

•	the number and the purchase price of, and form of consideration for, our securities;

•	any proceeds to us; and

•	any commissions, fees, discounts and other items constituting underwriters’, dealers’ or agents’ compensation.

Our securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices, including sales in transactions that are deemed to be “at the market distributions” as defined in National Instrument 44-102 — Shelf Distributions, including sales made directly on the TSX, Nasdaq or other existing trading markets for the securities. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to the Company.

Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with our securities offered by that prospectus supplement.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

No underwriter or dealer involved in an “at the market distribution” as defined under applicable Canadian securities legislation, no affiliate of such underwriter or dealer and no person acting jointly or in concert with such underwriter or dealer has over-allotted, or will over allot, our securities in connection with an offering of our securities or effect any other transactions that are intended to stabilize the market price of our securities.

In connection with any offering of our securities, other than an “at the market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of our securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Secondary Offering

This prospectus may also, from time to time, relate to the offering of our Common Shares by certain selling security-holders.

The selling security-holders may sell all or a portion of our Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If our Common Shares are sold through underwriters or broker-dealers, the selling security-holders will be responsible for underwriting discounts or commissions or agent’s commissions. Our Common Shares may be sold by the selling security-holders in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, as follows:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the U.S. Securities Act;

•	broker-dealers may agree with the selling security-holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling security-holders effect such transactions by selling our Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security-holders or commissions from purchasers of our Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of our Common Shares or otherwise, the selling security-holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our Common Shares in the course of hedging in positions they assume. The selling security-holders may also sell our Common Shares short and deliver our Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security-holders may also loan or pledge our Common Shares to broker-dealers that in turn may sell such shares.

The selling security-holders may pledge or grant a security interest in some or all of the Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell our Common Shares from time to time pursuant to this prospectus or any supplement to this prospectus filed under General Instruction II.L. of Form F-3 under the U.S. Securities Act, amending, if necessary, the list of selling security-holders to include, pursuant to a prospectus amendment or prospectus supplement, the pledgee, transferee or other successors in interest as selling security-holders under this prospectus. The selling security-holders also may transfer and donate our Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security-holders and any broker-dealer participating in the distribution of our Common Shares may be deemed to be “underwriters” within the meaning of the U.S. Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. At the time a particular offering of our Common Shares is made, a prospectus supplement, if required, will be distributed which will identify the selling security-holders and provide the other information set forth under “Selling Security-holders”, set forth the aggregate amount of our Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security-holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, our Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states our Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any security-holder will sell any or all of our Common Shares registered pursuant to this prospectus.

The selling security-holders and any other person participating in such distribution will be subject to applicable provisions of Canadian securities legislation and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of our Common Shares by the selling security-holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of our Common Shares to engage in market-making activities with respect to our Common Shares. All of the foregoing may affect the marketability of our Common Shares and the ability of any person or entity to engage in market-making activities with respect to our Common Shares.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Grant Thornton LLP was reappointed as our auditor at our annual general meeting of shareholders held on June 4, 2019. Grant Thornton LLP is located at Suite 1600 — 333 Seymour Street, Vancouver, British Columbia, V6B 0A4, Canada. Grant Thornton LLP has reported on our fiscal December 31, 2019, 2018 and 2017 audited consolidated financial statements, which have been filed with the securities regulatory authorities and incorporated by reference herein. Grant Thornton LLP is independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of British Columbia.

Our transfer agent and the registrar for our Common Shares in Canada is Computershare Investor Services Inc. located at 510 Burrard Street, 2nd Floor, Vancouver, British Columbia, Canada, V6C 3B9 and in the United States is Computershare Trust Company N.A. located at 740 — 350 Indiana St., Golden, Colorado, 80401.

LEGAL MATTERS

Certain legal matters related to the Company’s securities offered by this prospectus will be passed upon on its behalf by Blake, Cassels & Graydon LLP, with respect to matters of Canadian law. As of the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP beneficially owns, directly or indirectly, less than 1% of our outstanding Common Shares.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also file reports with, and furnish other information to, the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies. In addition, we are not required to publish financial statements as promptly as U.S. companies. However, we file with the SEC an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information.

You may read any document we file with or furnish to the securities commissions and authorities of the provinces of Canada through SEDAR and any document we file with, or furnish to, the SEC at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. Certain of our filings are also electronically available on EDGAR, and may be accessed at www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company continued under the CBCA. Most of our directors and officers, and the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets may be, and a substantial portion of the Company’s assets are, located outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under Section 124 of the CBCA, the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The aforementioned individuals are entitled to the indemnification described above from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met. Under the CBCA, the Registrant may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in their capacity as a director or officer of the Registrant, or in their capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the Registrant’s request.

In addition, the Registrant has entered into indemnification agreements with its current and former directors for the indemnification of, and advancement of expenses to, such individuals for any liability and all costs, charges and expenses reasonably incurred in the execution of their duties as a director, a member of a committee to which they are appointed by the directors or any office to which they are appointed by the directors. These indemnification agreements do not cover any claims made against a director when he or she is found to have not acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceedings that is enforced by a monetary penalty, where the director had no reasonable grounds to believe that his or her conduct was lawful. The Registrant also intends to enter into similar indemnification agreements with its future directors.

Subject to the limitations contained in the CBCA and By-Laws, we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the individual being or having been a director or officer of the Company, or holding or having held a position equivalent to that of a director or officer of the Company or an associated corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the SEC a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the SEC by amendment to the Form F-X referencing the file number of this Registration Statement.

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Exhibits

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description
4.1	The Annual Report of the Registrant on Form 20-F dated March 30, 2020 for the year ended December 31, 2019 (incorporated by reference to the Registrant’s Annual Report on Form 20-F, filed with the Commission on March 30, 2020 (File No. 001-36458))
4.2	Management Information Circular of the Registrant dated July 28, 2020, prepared in connection with the annual general meeting of shareholders of the Registrant held on September 3, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant's Report on Form 6-K furnished to the SEC on August 10, 2020 (File No. 001-36458)).
4.3	The unaudited condensed interim consolidated financial statements of the Registrant as at September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on November 6, 2020 (File No. 001-36458))
4.4	The management's discussion and analysis of financial condition and results of operations of the Registrant for the three and nine months ended September 30, 2020 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on November 6, 2020 (File No. 001-36458))
4.5	The material change report dated January 6, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on January 7, 2020 (File No. 001-36458))
The material change report dated June 17, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on June 18, 2020 (File No. 001-36458))
4.6	The material change report dated August 13, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on August 14, 2020 (File No. 001-36458))
5.1	Consent of Grant Thornton LLP
6.1	Powers of Attorney (included in Part III of this Registration Statement)
7.1	Form of Indenture (incorporated by reference to Exhibit 7.1 to the Registrant’s Registration Statement on Form F-10, filed with the Commission on July 12, 2018 (File No. 333-226013))

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Province of British Columbia, Country of Canada, on December 14, 2020.

NEOVASC INC.

By:	/s/ Chris Clark
Name: Chris Clark
Title: Chief Financial Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Fred Colen and Chris Clark, and each of them, with full power to act without the other, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred Colen	President and Chief Executive Officer (Principal Executive Officer)	December 14, 2020
Fred Colen

/s/ Chris Clark	Chief Financial Officer (Principal Financial and Accounting Officer)	December 14, 2020
Chris Clark

/s/ Steve Rubin	Chairman of the Board of Directors	December 14, 2020
Steve Rubin

/s/ Paul Geyer	Director	December 14, 2020
Paul Geyer

/s/ Alexei Marko	Director	December 14, 2020
Alexei Marko

/s/ Norman Radow	Director	December 14, 2020
Normal Radow

/s/ Douglas Janzen	Director	December 14, 2020
Douglas Janzen

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, this Registration Statement on Form F-10 has been signed by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on December 14, 2020.

NEOVASC (US) INC.
(Authorized Representative in the United States)

By:	/s/ Chris Clark
Name:	Chris Clark
Title:	Director

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